Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 14, 2007

by and among

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.,

IWEST ACQUISITION 1, INC. ,

IWEST ACQUISITION 2, INC.,

IWEST ACQUISITION 3, INC.,

IWEST ACQUISITION 4, INC.,

INLAND WESTERN RETAIL REAL ESTATE ADVISORY SERVICES, INC.,

INLAND SOUTHWEST MANAGEMENT CORP.,

INLAND NORTHWEST MANAGEMENT CORP.,

INLAND WESTERN MANAGEMENT CORP.,

INLAND REAL ESTATE INVESTMENT CORPORATION,

and

IWEST MERGER AGENT, LLC, as Agent for the Stockholders

i

EXHIBITS

Exhibit A	-	Sample Closing Balance Sheet and Sample Closing Statement
Exhibit B	-	Form of Sublease Agreement by IREIC to IWEST
Exhibit C-1	-	Form of Transition Property Due Diligence Services Agreement
Exhibit C-2	-	Form of Amendment to Office and Facilities Management Services Agreement
Exhibit C-3	-	Form of Amendment to Insurance and Risk Management Services Agreement
Exhibit C-4	-	Form of Amendment to Computer Services Agreement
Exhibit C-5	-	Form of Amendment to Personnel Services Agreement
Exhibit C-6	-	Form of Amendment to Property Tax Services Agreement
Exhibit C-7	-	Form of Amendment to Communications Services Agreement
Exhibit C-8	-	Form of Amendment to Loan Services Agreement
Exhibit C-9	-	Form of Second Amendment to Mortgage Brokerage Services Agreement
Exhibit C-10	-	Form of Institutional Investor Relationships Services Agreement
Exhibit C-11		Form of Legal Services Agreement
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Opinion of Jenner & Block LLP
Exhibit F	-	Form of Registration Rights Agreement
Exhibit G	-	Form of Opinion of Duane Morris LLP
Exhibit H	-	Form of Agent Appointment Agreement
Exhibit I	-	Form of TIGI Letter Agreement
Exhibit J-1	-	Form of Amendment to License Agreement
Exhibit J-2		Form of Manager License Agreement for Inland Southwest
Exhibit J-3		Form of Manager License Agreement for Inland Northwest
Exhibit J-4		Form of Manager License Agreement for Inland Western

SCHEDULES

Schedule 1.1(a)	Advisor Knowledge Persons
Schedule 1.1(b)	Manager Knowledge Persons
Schedule 1.1(c)	IREIC Knowledge Persons
Schedule 1.1(d)	Principal Stockholder Inquiry Persons
Schedule 2.1(a)(iv)	Directors and Officers of Advisor Surviving Corporation
Schedule 2.1(b)(iv)	Directors and Officers of Inland Southwest Surviving Corporation
Schedule 2.1(c)(iv)	Directors and Officers of Inland Northwest Surviving Corporation
Schedule 2.1(d)(iv)	Directors and Officers of Inland Western Surviving Corporation
Schedule 3.2(b)	Capitalization of IWEST
Schedule 3.4(c)	IWEST Required Consents
Schedule 3.5(a)	IWEST Proxy Statement Sections
Schedule 3.7	IWEST Brokers and Finders
Schedule 4.2(b)	Agreements or Options for Acquisition of Shares; Service Provider Subsidiaries
Schedule 4.3(c)	Service Provider Required Consents
Schedule 4.4	Service Provider Financial Statements
Schedule 4.5	Absence of Certain Changes or Events
Schedule 4.6	Tax Extensions and Audits
Schedule 4.10	Service Provider Insurance Policies
Schedule 4.11(a)	Employee Benefit Plans
Schedule 4.13(a)	Intellectual Property
Schedule 4.14	Brokers and Finders
Schedule 4.16	Related Party Transactions
Schedule 4.18(b)	Personal Property Leases
Schedule 4.18(c)	Leased Real Property
Schedule 4.20(a)	Contracts
Schedule 4.21	Projections
Schedule 4.22	Representations and Warranties of IWEST
Schedule 4.24(a)	Service Provider, IREIC and Agent Proxy Statement Sections
Schedule 5.1(i)	Conduct of Business Pending the Effective Time
Schedule 6.8(a)	Service Employees

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 14, 2007 (this “Agreement”), is entered into by and among Inland Western Retail Real Estate Trust, Inc., a Maryland corporation (“IWEST”), IWEST Acquisition 1, Inc., an Illinois corporation and wholly-owned subsidiary of IWEST (“Acquisition 1”), IWEST Acquisition 2, Inc., a Delaware corporation and wholly-owned subsidiary of IWEST (“Acquisition 2”), IWEST Acquisition 3, Inc., a Delaware corporation and wholly-owned subsidiary of IWEST (“Acquisition 3”), IWEST Acquisition 4, Inc., a Delaware corporation and wholly-owned subsidiary of IWEST (“Acquisition 4”), Inland Western Retail Real Estate Advisory Services, Inc., an Illinois corporation (the “Advisor”), Inland Southwest Management Corp., a Delaware corporation (“Inland Southwest”), Inland Northwest Management Corp., a Delaware corporation (“Inland Northwest”), Inland Western Management Corp., a Delaware corporation (“Inland Western”), Inland Real Estate Investment Corporation, a Delaware corporation (“IREIC”), and IWEST Merger Agent, LLC, as agent for the Stockholders (as defined herein) (the “Agent”).  Terms used herein are defined in Article I.

RECITALS

WHEREAS, the respective Boards of Directors of IWEST, based upon the recommendation of the IWEST Special Committee, each Acquisition Entity, the Advisor and each Manager, as applicable have approved and declared advisable, upon the terms and subject to the conditions of this Agreement:

(1)                                  The merger of Acquisition 1 with and into the Advisor, with the Advisor being the surviving corporation in the merger (the “Acquisition 1 Merger”) and becoming a wholly-owned subsidiary of IWEST;

(2)                                  The merger of Acquisition 2 with and into Inland Southwest, with Inland Southwest being the surviving corporation in the merger (the “Acquisition 2 Merger”) and becoming a wholly-owned subsidiary of IWEST;

(3)                                  The merger of Acquisition 3 with and into Inland Northwest, with Inland Northwest being the surviving corporation in the merger (the “Acquisition 3 Merger”) and becoming a wholly-owned subsidiary of IWEST; and

(4)                                  The merger of Acquisition 4 with and into Inland Western, with Inland Western being the surviving corporation in the merger (the “Acquisition 4 Merger”; and, together with the Acquisition 1 Merger, the Acquisition 2 Merger and the Acquisition 3 Merger, the “Mergers”) and becoming a wholly-owned subsidiary of IWEST;

WHEREAS, the respective Board of Directors of IWEST (based upon the recommendation of the IWEST Special Committee), each Acquisition Entity, the Advisor and each of the Managers, as applicable, have determined that the Mergers and the other transactions contemplated by this Agreement are in furtherance of and consistent with their respective business strategies and in the best interests of their respective stockholders;

WHEREAS, for federal income Tax purposes, it is intended that each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, IWEST is entering into employment agreements (the “Employment Agreements”) and consulting agreements (the “Consulting Agreements”) with specified individuals concurrent with the execution of this Agreement, to become effective upon the Closing; and

WHEREAS, concurrent with the execution of this Agreement, each of IREIC, as sole stockholder of the Adviser, and the Principal Stockholders, as stockholders of each of the Manager Parents, have executed an irrevocable written consent in lieu of a stockholder meeting (the “Written Consents”) approving this Agreement and the Mergers contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1         Definitions.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquisition Entity” or “Acquisition Entities” shall mean Acquisition 1, Acquisition 2, Acquisition 3 and Acquisition 4, individually or collectively, as the case may be.

“Action” shall mean any claim, suit, action, proceeding, Environmental Claim, arbitration or investigation.

“Advisory Agreement” shall mean that certain Second Amended and Restated Advisory Agreement, made as of December 28, 2004, as amended, between IWEST and the Advisor.

“Affiliate” shall mean, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, IWEST shall not be considered an Affiliate of any of TIGI, IREIC, the Stockholders or the Service Providers for purposes of this Agreement, and vice versa.

“Agent” shall mean the entity identified in the Preamble or any successor representative appointed by the Stockholders pursuant to the Agent Appointment Agreements.

“Agent Appointment Agreements” shall mean the agreements in the form attached hereto as Exhibit H.

“Ancillary Agreements” shall mean the Registration Rights Agreement, the Sublease Agreement, the Transition Property Due Diligence Services Agreement, the Amendment to Office and Facilities Management Services Agreement, the Amendment to Insurance and Risk Management Services Agreement, the Amendment to Computer Services Agreement, the Amendment to Personnel Services Agreement, the Amendment to Property Tax Services Agreement, the Amendment to Communications Services Agreement, the Second Amendment to the Mortgage Brokerage Services Agreement, the Amendment to Loan Services Agreement, the Institutional Relationships Services Agreement, the License Agreements, the Legal Services Agreement, the Escrow Agreement, the TIGI Letter Agreement, the Agent Appointment Agreements and any other agreement, instrument or document being or to be executed or amended and delivered under this Agreement by IWEST on the one hand and a Service Provider, the Agent and/or IREIC on the other hand, in each case as amended or restated as of the Closing.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banks located in Chicago, Illinois generally are authorized or required by law or regulation to close.

“Change of Control” shall mean (i) a reorganization, merger or consolidation involving a Person or direct or indirect sale, exchange, transfer or other disposition of all or substantially all of the consolidated assets of a Person, except where such reorganization, merger, consolidation or sale of assets is with or to a wholly-owned subsidiary of such Person; or (ii) the acquisition by any other Person or group of (a) beneficial ownership of 50 percent or more of the then outstanding voting power of such Person or (b) the ability to control the voting power of 50 percent or more of the then outstanding voting securities of such Person entitled to vote generally in the election of the board of directors of such Person.

“Commission” shall mean the United States Securities and Exchange Commission.

“Contract” shall mean any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, commitment, lease or other instrument, obligation, agreement or arrangement of any kind.

“Copyrights” shall mean United States and non-U.S. copyrights, copyrightable works and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Damages” shall mean any and all costs, losses, Taxes, liabilities, obligations, lawsuits, deficiencies, claims, demands, penalties, fines, and expenses, including, without limitation, the reasonable fees and expenses of attorneys, accountants, environmental engineers or consultants, fees and expenses arising from environmental investigation, remediation or other response action, costs and expenditures required or incurred to comply with consent decrees, administrative orders, injunctions and other judicial equitable relief, and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Environment” shall mean surface waters, groundwaters, sediment, soil, subsurface strata, ambient air and other environmental medium.

“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material or arising from any alleged injury or threat of injury to health or the Environment.

“Environmental Law” shall mean any Law with respect to the preservation of the Environment, including but not limited to any Law whatsoever relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air quality, air emissions, waste emissions or wells.  Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Solid Waste Disposal Act; (c) the Hazardous Materials Transportation Act; (d) the Toxic Substance Control Act; (e) the Clean Water Act, (f) the Clean Air Act; (g) the Safe Drinking Water Act; (h) the National Environmental Policy Act of 1969; (i) the Superfund Amendments and Reauthorization Act of 1986; (j) Title III of the Superfund Amendments and Reauthorization Act; (k) the Federal Insecticide, Fungicide and Rodenticide Act; (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances; and (m) the National Environmental Policy Act.

“Environmental Permit” shall mean with respect to a specified Person, any permit, approval, identification number, license, or other authorization required, necessary or useful to operate the business of such Person under any applicable Environmental Law.

“Equity Interests” shall mean (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (b) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (c) any other equity ownership.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” shall mean each corporation, trade or business which is treated as a single employer with any Service Provider under Section 414 of the Code or Section 4001(a) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, in effect on the date hereof, consistently applied.

“Governmental Authority” shall mean any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.

“Hazardous Materials” shall mean each and every element, compound, chemical, containment, pollutant, material, waste or other substance that is defined, determined or identified as hazardous, toxic or a contaminant under any Environmental Law or the release of which is prohibited under any Environmental Law.  Without limiting the generality of the foregoing, the term will include, without limitation: (a) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended; (b) “hazardous waste” as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended: (c) “hazardous materials” as defined in the Hazardous Material Transportation Act and the regulations promulgated thereunder, each as amended; (d) ”chemical substance or mixture” as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended; (e) petroleum products and by products; (f) asbestos; (g) PCBs; and (h) mold.

“HoldCo” means Inland Holdco Management LLC.

“Intellectual Property” shall mean Copyrights, Patent Rights, Software, Trademarks and Trade Secrets or any other proprietary rights known or unknown.

“IRS” shall mean the United States Internal Revenue Service.

“IWEST Material Adverse Effect” shall mean any fact, occurrence, condition, circumstance, change, effect or development that, individually or in the aggregate with all other facts, occurrences, conditions, circumstances, changes, effects and developments, that is or could reasonably be expected to be materially adverse to the equity, business, properties, assets, liabilities, profits, financial condition or results of operations of IWEST and its Subsidiaries, taken as a whole; provided, however, that IWEST Material Adverse Effect shall not be deemed to include any fact, occurrence, condition, circumstance, change, effect or development arising from or related to any act (other than any act taken at the written direction of the Board of Directors of IWEST or mandated by this Agreement) or omission of the Service Providers, their Affiliates, employees, officers or other related parties who have provided services to IWEST or its Subsidiaries in any capacity.

“IWEST Special Committee” shall mean the Special Committee of the Board of Directors of IWEST formed in connection with the contemplation of the Mergers, the members of which currently are Kenneth H. Beard, Paul R. Gauvreau, Gerald M. Gorski, and Barbara A. Murphy.

“Judgments” shall mean any judgments, injunctions, orders, decrees, writs, rulings, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

“Knowledge of IREIC” shall mean the actual knowledge of the individuals listed on Schedule 1.1(c), including the facts of which each such individual, in the reasonable prudent exercise of his or her duties, should be aware.

“Knowledge of IWEST Special Committee” or similar language shall mean the actual knowledge of Kenneth H. Beard, Paul R. Gauvreau, Gerald M. Gorski, and Barbara A. Murphy, after such person has reasonably inquired of the executive officers of IWEST.

“Knowledge of the Service Providers” shall mean, with respect to (i) the Advisor, the actual knowledge of the individuals listed on Schedule 1.1(a), including the facts of which each such individual, in the reasonable prudent exercise of his or her duties, should be aware and (ii) the Managers, the actual knowledge of the individuals listed on Schedule 1.1(b), including the facts of which each such individual, in the reasonable prudent exercise of his or her duties, should be aware.

“Laws” shall mean all laws, including Environmental Laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

“Licenses” shall mean all Contracts or agreements (including any licenses, outstanding decrees, orders, judgments, permits, covenants not to sue, agreements not to assert rights, settlement agreements or stipulations) to which a Service Provider is a party or otherwise bound (whether between such Service Provider and an independent Person, or between such Service Provider or an Affiliate of such Service Provider or TIREG, on the one hand, and TIREG, on the other hand), which contain provisions (a) granting or providing to such Service Provider rights in any Intellectual Property, (b) granting to third Persons, TIGI and/or an Affiliate of such Service Provider or TIGI any rights owned by such Service Provider in any Intellectual Property or (c) restricting such Service Provider’s right to use any Intellectual Property.

“Liens” shall mean all liens, mortgages, easements, charges, assignments, pledges, restrictions, claims, security interests, options or other encumbrances of any nature.

“Management Agreements” shall mean, individually or collectively, as the case may be, (a) that certain Master Management Agreement, entered into as of November 11, 2003, by and between IWEST and Inland Southwest, as the same has been and may be amended from time to time, together with all separate Management Agreements between Subsidiaries of IWEST and Inland Southwest entered into pursuant thereto; (b) that certain Master Management Agreement, entered into as of November 11, 2003, by and between IWEST and Inland Northwest, as the same has been and may be amended from time to time, together with all separate Management Agreements between Subsidiaries of IWEST and Inland Northwest entered into pursuant thereto; and (c) that certain Master Management Agreement, entered into as of September 13, 2003, by and between IWEST and Inland Western, as the same has been and may be amended from time to time, together with all separate Management Agreements between Subsidiaries of IWEST and Inland Western entered into pursuant thereto.

“Manager” or “Managers” shall mean Inland Southwest, Inland Northwest and Inland Western, each of their Subsidiaries and any Person, a majority of whose stock or other Equity Interests are owned, directly or indirectly, by Inland Southwest, Inland Northwest and Inland Western, individually or collectively, as the case may be.

“Manager Parents” shall mean Inland Southwest, Inland Northwest and Inland Western, excluding their Subsidiaries.

“Patent Rights” shall mean United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Permit” shall mean, with respect to a specified Person, any permit, license, consent, order, authorization, Environmental Permit or approval of any Governmental Authority that is required to enable such Person to carry on its business as presently conducted.

“Permitted Liens” shall mean (a) Liens for or in respect of Taxes not yet due and payable or which are being contested in good faith for which adequate reserves have been set up in accordance with GAAP; (b) the rights of lessors and lessees under leases executed in the ordinary course of business; (c) Liens of mechanics, warehousemen, carriers, workers, repairmen and other similar Liens arising or incurred in the ordinary course of business, securing obligations not yet due or payable or being contested in good faith by appropriate proceedings for which adequate reserves have been set up in accordance with GAAP; (d) Liens in connection with purchase money obligations incurred in the ordinary course of business; and (e) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” shall mean any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date including operations through the Closing Date.

“Principal Stockholders” shall mean each of Robert H. Baum, G. Joseph Cosenza, Daniel L. Goodwin and Robert D. Parks.

“Property Acquisition Agreement” shall mean the property acquisition agreement dated February 11, 2005 between Inland Real Estate Acquisitions, Inc., IWEST, and the Advisor, and any amendments, supplements, or modifications thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreements” means the Loan Services Agreement, the Mortgage Brokerage Services Agreement, the Computer Services Agreement, the Software and Consulting Shared Services Agreement, the Software License Agreement, the License Agreements, the Transition Property Due Diligence Services Agreement, the Office and Facilities Management Services Agreement, the Insurance and Risk Management Services Agreement, the Personnel Services Agreement, the Property Tax Services Agreement, the Communications Services Agreement, the Institutional Investor Relationships Services Agreement, and the Property Acquisition Agreement, in each case as amended or restated as of the Closing.

“Service Provider” or “Service Providers” shall mean the Advisor and each Manager, individually or collectively, as the case may be.

“Service Provider Material Adverse Effect” or “Service Provider Material Adverse Change” shall mean, with respect to any Service Provider, any fact, occurrence, condition, circumstance, change, effect or development that, individually or in the aggregate with all other facts, occurrences, conditions, circumstances, changes, effects and developments, that is or could reasonably be expected to be materially adverse to the equity, business, properties, assets, liabilities, profits, financial condition or results of operations of such Service Provider.

“Software” shall mean any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, and (b) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stockholder Agreements” shall mean collectively, the Inland Southwest Management Corp. Shareholders Agreement, the Inland Northwest Management Corp. Shareholders Agreement and the Inland Western Management Corp. Amended and Restated Shareholders Agreement, between the respective Manager Parent and each of its respective Stockholders.

“Stockholders” shall mean the stockholders of the Manager Parents.

“Straddle Period” shall mean any Tax Period beginning before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other Equity Interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns.

“Tax Period” shall mean any period prescribed by any taxing or other Governmental Authority for which a Tax Return (or a TIGI Combined Return) is required to be filed or a Tax is required to be paid.

“Tax Returns” shall mean any report, return (including information return), schedule, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto, but not including any TIGI Combined Return.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

“TIGI” means The Inland Group, Inc., a Delaware corporation.

“TIGI Combined Return” shall mean a TIGI Tax Return for any Taxes imposed by a federal, state, local or foreign Tax authority for which TIGI or any Affiliate of TIGI other than the Advisor files with the Advisor on a consolidated, combined or unitary basis.

“TIREG” means The Inland Real Estate Group, Inc., an Illinois corporation.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill of the business associated therewith.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.

SECTION 1.2                          Other Defined Terms.

The terms set forth below shall have the meanings ascribed to them in the corresponding sections of this Agreement:

Term	Section
Acquisition 1	Preamble
Acquisition 1 Effective Time	Section 2.1(e)(i)
Acquisition 1 Merger	Recitals
Acquisition 2	Preamble
Acquisition 2 Effective Time	Section 2.1(e)(ii)
Acquisition 2 Merger	Recitals
Acquisition 3	Preamble
Acquisition 3 Effective Time	Section 2.1(e)(iii)
Acquisition 3 Merger	Recitals

Acquisition 4	Preamble
Acquisition 4 Effective Time	Section 2.1(e)(iv)
Acquisition 4 Merger	Recitals
Advisor	Preamble
Advisor Audited Financial Statements	Section 4.4(a)
Advisor Shares	Section 2.2(a)
Advisor Surviving Corporation	Section 2.1(a)(i)
Advisor Unaudited Financial Statements	Section 4.4(a)
Agent	Preamble
Agreement	Preamble
Amendment to Advisor License Agreement	Section 7.2(r)
Arbitrated Claim	Section 10.4
Arbitration Answer	Section 10.4(c)
Arbitration Claimants	Section 10.4(c)
Arbitration Demand	Section 10.4(c)
Arbitration Reply	Section 10.4(c)
Arbitration Respondents	Section 10.4(c)
Audited Financial Statements	Section 4.4(a)
Certificates	Section 2.5(a)
Closing	Section 2.1(e)
Closing Balance Sheet	Section 2.7(d)
Closing Date	Section 2.1(e)
Closing Statement	Section 2.7(d)
Code	Recitals
Confidential Material	Section 6.7(a)
Consulting Agreements	Recitals
Converted Shares	Section 2.2(d)
DGCL	Section 2.1(b)(i)
Director and Officer Indemnified Parties	Section 6.15(a)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 2.1(e)(iv)
Employee Arrangements	Section 4.12(a)
Employee Benefit Plans	Section 4.11(a)
Employment Agreements	Recitals
Employment Obligations	Section 6.8(c)
Escrow Agent	Section 2.2(g)
Escrow Agreement	Section 7.2(i)
Escrowed Shares	Section 2.5(b)
Estimated Service Payment	Section 6.16
IBCA	Section 2.1(a)(i)
Indemnified Party	Section 9.2(c)(i)
Indemnifying Party	Section 9.2(c)(i)
Inland Northwest	Preamble
Inland Northwest Shares	Section 2.2(c)
Inland Northwest Surviving Corporation	Section 2.1(c)(i)
Inland Southwest	Preamble

Inland Southwest Shares	Section 2.2(b)
Inland Southwest Surviving Corporation	Section 2.1(b)(i)
Inland Western	Preamble
Inland Western Shares	Section 2.2(d)
Inland Western Surviving Corporation	Section 2.1(d)(i)
IREIC	Preamble
IWEST	Preamble
IWEST Deductible	Section 9.3(b)
IWEST Disclosure Schedule	Section 10.2(c)
IWEST Form 10-K	Section 3.6(a)
IWEST Indemnified Parties	Section 9.2(a)
IWEST Preferred Stock	Section 3.2(a)
IWEST Required Consents	Section 3.4(c)
IWEST Required Statutory Approvals	Section 3.4(c)
IWEST SEC Filings	Section 3.6(a)
IWEST/Service Provider Agreements	Section 4.20(a)(i)
IWEST Shares	Section 2.2(a)
IWEST Stockholders’ Meeting	Section 6.2(a)
IWEST Stockholders’ Ratification	Section 6.2(a)
Leased Real Property	Section 4.18(c)
Letter of Transmittal	Section 2.5(a)
License Agreements	Section 7.2(q)
Manager Audited Financial Statements	Section 4.4(a)
Manager License Agreements	Section 7.2(r)
Manager Stockholders’ Approval	Section 6.2(b)
Manager Unaudited Financial Statements	Section 4.4(a)
Material Contracts	Section 4.20(a)
Mergers	Recitals
Net Working Capital	Section 2.7(c)
New Material Contracts	Section 4.20(c)
Other Filings	Section 6.4(a)
Outside Date	Section 8.1(b)(i)
Paid Taxes	Section 6.9(c)
Providing Party	Section 6.7(a)
Proxy Statement	Section 3.4(c)
Receiving Party	Section 6.7(a)
Registration Rights Agreement	Section 7.3(p)
Representatives	Section 6.7(a)
Required Consents	Section 4.3(c)
Required Statutory Approvals	Section 4.3(c)
Required Supplemental Financial Statements	Section 6.14(b)
Review Period	Section 2.7(e)
Service Employees	Section 6.8(a)
Service Provider Deductible	Section 9.3(a)
Service Provider Disclosure Schedule	Section 10.2(d)

Service Provider Financial Statements	Section 4.4(a)
Service Provider Required Consents	Section 4.3(c)
Service Provider Required Statutory Approvals	Section 4.3(c)
Settlement Accountant	Section 2.7(f)
Statement of Objections	Section 2.7(e)
Stockholder Indemnified Parties	Section 9.2(b)
Sublease Agreement	Section 7.2(g)
Supplemental Financial Statements	Section 6.14(b)
Surviving Entities	Section 2.1(d)(i)
Tax Claim	Section 6.9(e)
Third Party Claims	Section 9.2(c)(ii)
TIGI Letter Agreement	Section 7.2(j)
Unaudited Financial Statements	Section 4.4(a)
Unaudited Supplemental Financial Statement	Section 6.14(a)
Welfare Plan	Section 4.11(d)
Written Consents	Recitals

ARTICLE II
CLOSING; THE MERGERS

SECTION 2.1                          The Mergers.

(a)   The Acquisition 1 Merger.

(i)            Generally.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), at the Acquisition 1 Effective Time, Acquisition 1 shall be merged with and into the Advisor.  Following the Acquisition 1 Effective Time, the separate corporate existence of Acquisition 1 shall cease and the Advisor shall continue as the surviving corporation in the merger (the “Advisor Surviving Corporation”) and a wholly-owned subsidiary of IWEST.

(ii)           Effect of the Merger.  At the Acquisition 1 Effective Time, the effect of the Acquisition 1 Merger shall be as provided in the applicable provisions of the IBCA and as set forth in this Agreement.  Without limiting the generality of the foregoing, at the Acquisition 1 Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Advisor and Acquisition 1 shall vest in the Advisor Surviving Corporation, and all debts, liabilities and duties of Advisor and Acquisition 1 shall become the debts, liabilities and duties of the Advisor Surviving Corporation.

(iii)          Articles of Incorporation; Bylaws.  At the Acquisition 1 Effective Time, (a) the Bylaws of Acquisition 1 as in effect immediately prior to the Acquisition 1 Effective Time shall be the Bylaws of the Advisor Surviving

Corporation until thereafter changed or amended as provided therein by applicable Law; and (b) the Articles of Incorporation of the Advisor Surviving Corporation shall be amended in their entirety to be identical to the Articles of Incorporation of Acquisition 1, except that the name of the corporation shall remain that of the Advisor Surviving Corporation and the provision with respect to the incorporator shall be deleted.

(iv)          Directors and Officers.  The individuals slated to be directors and officers of the Advisor Surviving Corporation will be the individuals set forth on Schedule 2.1(a)(iv) hereto and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)   The Acquisition 2 Merger.

(i)            Generally.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (“DGCL”), at the Acquisition 2 Effective Time, Acquisition 2 shall be merged with and into Inland Southwest.  Following the Acquisition 2 Effective Time, the separate existence of Acquisition 2 shall cease and Inland Southwest shall continue as the surviving corporation in the merger (the “Inland Southwest Surviving Corporation”) and a wholly-owned subsidiary of IWEST.

(ii)           Effect of the Merger.  At the Acquisition 2 Effective Time, the effect of the Acquisition 2 Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement.  Without limiting the generality of the foregoing, at the Acquisition 2 Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Inland Southwest and Acquisition 2 shall vest in the Inland Southwest Surviving Corporation, and all debts, liabilities and duties of Inland Southwest and Acquisition 2 shall become the debts, liabilities and duties of the Inland Southwest Surviving Corporation.

(iii)          Certificate of Incorporation; Bylaws.  At the Acquisition 2 Effective Time, (a) the Bylaws of Acquisition 2 as in effect immediately prior to the Acquisition 2 Effective Time shall be the Bylaws of the Inland Southwest Surviving Corporation until thereafter changed or amended as provided therein by applicable Law; and (b) the Certificate of Incorporation of the Inland Southwest Surviving Corporation shall be amended in their entirety to be identical to the Certificate of Incorporation of Acquisition 2, except that the name of the corporation shall remain that of the Inland Southwest Surviving Corporation and the provision with respect to the incorporator shall be deleted.

(iv)          Directors and Officers.  The individuals slated to be the directors and officers of the Inland Southwest Surviving Corporation will be the individuals set forth on Schedule 2.1(b)(iv) hereto and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c)   The Acquisition 3 Merger.

(i)            Generally.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Acquisition 3 Effective Time, Acquisition 3 shall be merged with and into Inland Northwest.  Following the Acquisition 3 Effective Time, the separate existence of Acquisition 3 shall cease and Inland Northwest shall continue as the surviving corporation in the merger (the “Inland Northwest Surviving Corporation”) and a wholly-owned subsidiary of IWEST.

(ii)           Effect of the Merger.  At the Acquisition 3 Effective Time, the effect of the Acquisition 3 Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement.  Without limiting the generality of the foregoing, at the Acquisition 3 Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Inland Northwest and Acquisition 3 shall vest in the Inland Northwest Surviving Corporation, and all debts, liabilities and duties of Inland Northwest and Acquisition 3 shall become the debts, liabilities and duties of the Inland Northwest Surviving Corporation.

(iii)          Certificate of Incorporation; Bylaws.  At the Acquisition 3 Effective Time, (a) the Bylaws of Acquisition 3 as in effect immediately prior to the Acquisition 3 Effective Time shall be the Bylaws of the Inland Northwest Surviving Corporation until thereafter changed or amended as provided therein by applicable Law; and (b) the Certificate of Incorporation of the Inland Northwest Surviving Corporation shall be amended in their entirety to be identical to the Certificate of Incorporation of Acquisition 3, except that the name of the corporation shall remain that of the Inland Northwest Surviving Corporation and the provision with respect to the incorporator shall be deleted.

(iv)          Directors and Officers.  The individuals slated to be directors and officers of the Inland Northwest Surviving Corporation will be the individuals set forth on Schedule 2.1(c)(iv) hereto and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d)   The Acquisition 4 Merger.

(i)            Generally.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Acquisition 4 Effective Time, Acquisition 4 shall be merged with and into Inland Western.  Following the Acquisition 4 Effective Time, the separate existence of Acquisition 4 shall cease and Inland Western shall continue as the surviving corporation in the merger (the “Inland Western Surviving Corporation”; and, together with the Advisor Surviving Corporation, the Inland Southwest Surviving Corporation and the Inland Northwest Surviving Corporation, the “Surviving Entities”) and a wholly-owned subsidiary of IWEST.

(ii)           Effect of the Merger.  At the Acquisition 4 Effective Time, the effect of the Acquisition 4 Merger shall be as provided in the applicable provisions of DGCL and as set forth in this Agreement.  Without limiting the generality of the foregoing, at the Acquisition 4 Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Inland Western and Acquisition 4 shall vest in the Inland Western Surviving Corporation, and all debts, liabilities and duties of Inland Western and Acquisition 4 shall become the debts, liabilities and duties of the Inland Western Surviving Corporation.

(iii)          Certificate of Incorporation; Bylaws.  At the Acquisition 4 Effective Time, (a) the Bylaws of Acquisition 4 as in effect immediately prior to the Acquisition 4 Effective Time shall be the Bylaws of the Inland Western Surviving Corporation until thereafter changed or amended as provided therein by applicable Law; and (b) the Certificate of Incorporation of the Inland Western Surviving Corporation shall be amended in their entirety to be identical to the Certificate of Incorporation of Acquisition 1, except that the name of the corporation shall remain that of the Inland Western Surviving Corporation and the provision with respect to the incorporator shall be deleted.

(iv)          Directors and Officers.  The individuals slated to be the directors and officers of the Inland Western Surviving Corporation will be the individuals set forth on Schedule 2.1(d)(iv) hereto and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(e)   Closing; Effective Time of the Mergers.  The consummation (the “Closing”) of the Mergers shall take place at the offices of Sidley Austin LLP Chicago, Illinois, at 5:00 p.m. local time on the last Business Day of the calendar month in which all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or at such other time, place and date as IWEST, IREIC and the Agent may mutually agree.  The date on which the Closing occurs is referred to as the “Closing Date.” At the Closing, the parties hereto shall cause:

(i)            the Acquisition 1 Merger to be consummated by filing articles of merger with the Secretary of State of Illinois, in such form as required by, and executed in accordance with the relevant provisions of, the IBCA (the later of the date and time specified in such certificate of merger and the date and time of such filing, being the “Acquisition 1 Effective Time”);

(ii)           the Acquisition 2 Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the later of the date and time specified in such certificate of merger and the date and time of such filing, being the “Acquisition 2 Effective Time”);

(iii)          the Acquisition 3 Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the later of the date and time specified in such certificate of merger and the date and time of such filing, being the “Acquisition 3 Effective Time”); and

(iv)          the Acquisition 4 Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the later of the date and time specified in such certificate of merger and the date and time of such filing, being the “Acquisition 4 Effective Time”; each of the Acquisition 1 Effective Time, the Acquisition 2 Effective Time, the Acquisition 3 Effective Time and the Acquisition 4 Effective Time are generically referred to herein as the “Effective Time”).

It is the intention of the parties that each of the events set forth in this Section 2.1 shall occur simultaneously.

SECTION 2.2                          Conversion of Service Provider Shares.

At the applicable Effective Time, by virtue of the applicable Merger and without any action on the part of IWEST, the Service Providers, the Acquisition Entities or their respective stockholders:

(a)   Each share of common stock, no par value per share, of the Advisor (“Advisor Shares”) issued and outstanding immediately prior to the Acquisition 1 Effective Time (other than any shares held in the treasury of the Advisor or any Subsidiary of the Advisor, which shall be canceled and extinguished without any conversion thereof) shall be converted into 18,750 duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share of IWEST (“IWEST Shares”).

(b)   Each share of common stock, par value $0.01 per share, of Inland Southwest (“Inland Southwest Shares”) issued and outstanding immediately prior to the

Acquisition 2 Effective Time (other than any shares held in the treasury of Inland Southwest or any Subsidiary of Inland Southwest, which shall be canceled and extinguished without any conversion thereof and other than Dissenting Shares) shall be converted into 620.656 IWEST Shares.

(c)   Each share of common stock, par value $0.01 per share, of Inland Northwest (“Inland Northwest Shares”) issued and outstanding immediately prior to the Acquisition 3 Effective Time (other than any shares held in the treasury of Inland Northwest or any Subsidiary of Inland Northwest, which shall be canceled and extinguished without any conversion thereof and other than Dissenting Shares) shall be converted into 620.348 IWEST Shares.

(d)   Each share of common stock, par value $0.01 per share, of Inland Western (“Inland Western Shares”; and together with the Advisor Shares, the Inland Southwest Shares and the Inland Northwest Shares, the “Converted Shares”) issued and outstanding immediately prior to the Acquisition 4 Effective Time (other than any shares held in the treasury of Inland Western or any Subsidiary of Inland Western, which shall be canceled and extinguished without any conversion thereof and other than Dissenting Shares) shall be converted into 655.824 IWEST Shares.

(e)   No fractional IWEST Shares shall be issued by IWEST pursuant to the Mergers.  All fractional IWEST Shares that IREIC or any Stockholder would otherwise be entitled to receive pursuant to the Mergers (for each Stockholder, taking into account all IWEST Shares such Stockholder is entitled to receive pursuant to all of the Mergers) shall be rounded up to the nearest whole number of IWEST Shares.

(f)    IWEST Shares issued in the Mergers shall be subject to the restrictions and entitled to the registration and other rights set forth in the Registration Rights Agreement and shall bear the legend set forth in Section 6.11 of this Agreement.  As of the applicable Effective Time, all Converted Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such Converted Shares shall cease to have any rights with respect thereto, except the right to receive the IWEST Shares, subject in each case to the terms and conditions of this Agreement and the Escrow Agreement.

(g)   Notwithstanding the preceding subsections of this Section 2.2, at the Effective Time, certificates representing fifty-five percent (55%) of all IWEST Shares (rounded up to the nearest whole Share on a holder by holder basis) issued to IREIC and each Stockholder pursuant to the Mergers shall be delivered or caused to be delivered by IREIC and such Stockholders (or by the Agent on behalf of the Stockholders) directly to LaSalle Bank, N.A., as escrow agent (the “Escrow Agent”), to be held in escrow and released therefrom pursuant to the terms of the Escrow Agreement.

(h)   Notwithstanding any other provision in this Agreement, in no event shall the IWEST Shares issued by IWEST to IREIC and the Stockholders in connection with the Mergers exceed 37,500,000 IWEST Shares in the aggregate, except for any additional IWEST

Shares (but not more than 200 IWEST Shares in the aggregate) issued as a result of rounding up of IWEST Shares pursuant to Section 2.2(e) above.

SECTION 2.3                          Conversion of Acquisition Entity Shares.

At the applicable Effective Time, by virtue of each Merger and without any action on the part of the Service Providers, the Acquisition Entities or IWEST:

(a)   Each share of common stock, no par value, of Acquisition 1 issued and outstanding immediately prior to the Acquisition 1 Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Advisor Surviving Corporation;

(b)   Each share of Acquisition 2 common stock issued and outstanding immediately prior to the Acquisition 2 Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Inland Southwest Surviving Corporation;

(c)   Each share of Acquisition 3 common stock issued and outstanding immediately prior to the Acquisition 3 Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Inland Northwest Surviving Corporation; and

(d)   Each share of Acquisition 4 issued and outstanding immediately prior to the Acquisition 4 Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Inland Western Surviving Corporation.

SECTION 2.4                          Appraisal Rights.

(a)   Notwithstanding any provision of this Agreement to the contrary, Inland Southwest Shares, Inland Northwest Shares and Inland Western Shares outstanding immediately prior to the applicable Effective Time held by Stockholders (i) who have not voted in favor of adopting this Agreement and approval of the applicable Merger or consented thereto in writing and (ii) who have properly demanded appraisal for such Inland Southwest Shares, Inland Northwest Shares or Inland Western Shares in accordance with the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive IWEST Shares as provided in Section 2.2 of this Agreement unless such Stockholder fails to perfect or withdraws or otherwise loses such Stockholder’s right to appraisal.  To the extent provided under Section 262 of the DGCL, Stockholders that perfect their right to appraisal shall be entitled to receive payment of the fair value of such Dissenting Shares held by them from Inland Southwest Surviving Corporation, Inland Northwest Surviving Corporation or Inland Western Surviving Corporation, as applicable, in accordance with Section 262 of the DGCL, unless such Stockholder withdraws or otherwise loses such Stockholder’s right to appraisal.  If after the applicable Effective Time a Stockholder who has demanded appraisal fails to perfect or withdraws or loses his right to appraisal, such Inland Southwest Shares, Inland Northwest Shares or Inland Western Shares shall no longer be considered Dissenting Shares and be deemed to have been converted as of the applicable Effective Time into a right to receive

IWEST Shares as provided in Section 2.2 of this Agreement, and, following receipt from such Stockholder of a Letter of Transmittal, (i) certificates representing fifty-five percent (55%) of the number of IWEST Shares for which appraisal rights have been withdrawn or lost or not perfected (rounded up to the nearest whole share) shall be placed into the Escrow Fund by the Stockholder, or by the Agent on behalf of the Stockholder, which shares placed in the Escrow Fund shall be governed by the terms of the Escrow Agreement, and (ii) a number of IWEST Shares equal to forty-five percent (45%) of the number of IWEST Shares for which appraisal rights have been withdrawn or lost or not perfected (rounded down to the nearest whole share) shall be delivered to the Agent (for further delivery to the Stockholder) by IWEST.  Each of Inland Southwest, Inland Northwest and Inland Western shall give prompt notice to IWEST of each demand for appraisal received by it, and IWEST shall have the right to participate in negotiations and proceedings regarding such demand.  None of Inland Southwest, Inland Northwest or Inland Western shall, except with prior written consent of IWEST, settle, offer to settle or voluntarily make any payment regarding such demand.  Each holder of Dissenting Shares who is entitled to payment of the fair value of such Dissenting Shares shall receive payment therefor only after surrender to IWEST of the certificate or certificates representing the Dissenting Shares.

(b)   To the extent permitted by law, on behalf of each Stockholder who has executed on or after the date hereof an Agent Appointment Agreement, the Agent hereby irrevocably waives and disclaims any and all rights to appraisal that such Stockholder may have under applicable law.  For the avoidance of doubt, each of the Principal Stockholders hereby irrevocably waives and disclaims any and all rights to appraisal that such Principal Stockholder may have under applicable law.

(c)   IREIC (as sole stockholder of the Advisor) hereby irrevocably waives and disclaims any and all rights to appraisal that it may have under applicable law.

SECTION 2.5                          Exchange of Certificates.

(a)   Letter of Transmittal.  Promptly after the date hereof, IWEST will deliver to IREIC and to the Agent, for delivery to each Stockholder, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to shares covered thereby shall pass, only upon proper delivery thereof to IWEST of the certificate representing such shares (the “Certificates”), and such letter shall be in customary form and include such other documents as are required pursuant to the instructions thereto (“Letter of Transmittal”) and (ii) instructions for use in surrendering such securities in exchange for the right to receive IWEST Shares, as contemplated by and subject to the terms of this Agreement.

(b)   Exchange Procedures.  Upon surrender and delivery to IWEST of any Certificates by means of a Letter of Transmittal, upon or after the Closing, each holder of Converted Shares shall be entitled to receive, and IWEST shall thereupon deliver to IREIC or the Agent, for the benefit of the Stockholder, in exchange therefor (i) certificates representing fifty-five percent (55%) of the total number of IWEST Shares which such holder has the right to receive pursuant to Section 2.2 (rounded up to the nearest whole share) to be deposited into the Escrow Fund (the “Escrowed Shares”) and (ii) a number of IWEST Shares equal to forty-five percent (45%) of the total number of IWEST Shares which such holder has the right to receive pursuant to Section 2.2 (rounded down to the nearest whole share).  Any Certificates so surrendered shall forthwith be canceled.

(c)   Transfer of IWEST Shares.  If IWEST Shares are to be issued to any Person other than the Person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that any applicable transfer Taxes have been paid by the holder of the Certificate.

(d)   No Further Transfer of Converted Shares.  Subsequent to the applicable Effective Time, there shall be no further transfer of Certificates on the records of the applicable Service Providers, and if Certificates are presented to such Service Providers for transfer, they shall be canceled against delivery of IWEST Shares as provided for herein, subject to the provisions of this Section 2.5 and Section 2.2 hereof.  Until surrendered as contemplated by Section 2.5(b), each Certificate shall be deemed at any time after the applicable Effective Time to represent only the right to receive upon such surrender IWEST Shares as provided for herein, and not any Equity Interest in, or right to any dividends or other distributions from, the applicable Service Provider.

(e)   No Further Rights in Converted Shares.  The IWEST Shares paid upon the surrender and delivery of the documentation described in Section 2.5(b) hereof shall be deemed to be full satisfaction of all rights pertaining to the Converted Shares represented thereby.

(f)    Contribution of Additional Shares.  If, for any reason, the aggregate number of IWEST Shares deposited into the Escrow Fund in connection with the Closing is less than fifty-five percent (55%) multiplied by the total number of IWEST Shares issued by IWEST at the Effective Time pursuant to the Mergers, IREIC and/or the Agent, on behalf of one or more of the Principal Stockholders, shall deposit within five (5) Business Days of the Effective Time into the Escrow Fund a certificate or certificates representing an additional number of IWEST Shares, such that fifty-five percent (55%) of the aggregate number of IWEST Shares which IREIC and the Stockholders have the right to receive pursuant to the Mergers shall have been deposited into the Escrow Fund, rounded up to the nearest whole share.

SECTION 2.6                          Appointment of Agent.

(a)   Pursuant to the Agent Appointment Agreements, the Agent shall serve as the agent, representative and attorney-in-fact (with full power of substitution) of each Stockholder who has signed an Agent Appointment Agreement, with the full and exclusive power and authority to represent and bind each such Stockholder with respect to all matters arising under and pursuant to this Agreement and the transactions contemplated hereby.  The Agent shall use its commercially reasonable efforts to cause each Stockholder to execute an Agent Appointment Agreement prior to the Closing.  As of the date hereof, the Agent has entered into an Agent Appointment Agreement with each of the Principal Stockholders, and each Principal Stockholder has duly executed and delivered his respective Agent Appointment Agreement.

(b)   IWEST shall be entitled to deal exclusively with the Agent on all matters relating to this Agreement with respect to or that otherwise concern any Stockholder (or the Stockholders as a group) or his or her rights under this Agreement or in connection with the transactions contemplated hereby, including Article IX hereof, and shall be entitled to rely conclusively (without further evidence of any kind) on any document executed or purported to be executed by the Agent on behalf of any Stockholder, and on any other action taken or purported to be taken by the Agent on behalf of any Stockholder, as fully binding upon the Stockholder or the Stockholders as a group.

(c)   Except as otherwise provided herein, including in Article IX, IWEST, the Acquisition Entities and the Service Providers shall have no liability for any liabilities, fees, costs or other expenses incurred (i) by the Agent or (ii) in connection with the execution of any Agent Appointment Agreement.

SECTION 2.7                          Adjustments to Reflect Net Working Capital.

(a)   Adjustments to Reflect Positive Net Working Capital.  In the event Net Working Capital (as defined below) is greater than $10,000, IWEST shall, within five (5) Business Days of the final determination thereof, pay and deliver to IREIC and the Agent, on behalf of the Stockholders, cash equal to the amount by which Net Working Capital exceeds $10,000.  Any amounts paid by IWEST pursuant to this Section 2.7(a) shall be allocated among IREIC and the Stockholders (by the Agent) on a pro rata basis in accordance with the number of IWEST Shares received by IREIC and the Stockholders pursuant to Section 2.2 unless IREIC and the Agent agree to a different allocation.

(b)   Adjustments to Reflect Negative Net Working Capital.  In the event Net Working Capital is below negative $10,000, IREIC or the Agent shall, within five (5) Business Days of the final determination thereof, pay and deliver to IWEST cash equal to the amount by which Net Working Capital is below negative $10,000.

(c)   Definition of Net Working Capital; Valuation of Shares.  For the purposes of this Agreement, “Net Working Capital” shall mean the aggregate difference in current assets and current liabilities of the Service Providers (on a consolidated basis) as reflected on the Closing Balance Sheet of the Service Providers prepared in accordance with GAAP.

(d)   Preparation of Closing Balance Sheet and Closing Statement.  As soon as practicable, but in no event later than thirty (30) days after the Closing Date, IREIC and the Agent shall prepare and deliver to IWEST an unaudited balance sheet for the Service Providers (on a consolidated basis) dated as of the close of business on the Closing Date and prepared in accordance with GAAP (collectively, the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) calculating the aggregate Net Working Capital of the Service Providers (on a consolidated basis), in each case, as of the close of business on the Closing Date on a basis consistent (including the basis of calculation of individual line items and the determination of allowances and reserves) with the sample Closing Balance Sheet and sample Closing Statement attached as Exhibit A hereto, and all of the methods and practices used in the preparation thereof.  IWEST shall give IREIC and the Agent full access at all reasonable times to the books, records and other materials of the Surviving Entities and the personnel of the Surviving Entities to the extent that they relate to the Surviving Entities and preparation of the Closing Balance Sheet and the Closing Statement, including such historical financial information relating to the Surviving Entities as IREIC and the Agent shall reasonably request.

(e)   Examination and Objection by IWEST.  Upon receipt of the Closing Balance Sheet and the Closing Statement, IWEST shall have thirty (30) days (the “Review Period”) to review such statement and the related computations of Net Working Capital.  On or prior to the last day of the Review Period, IWEST may object to the Closing Balance Sheet, the Closing Statement and/or the computations of Net Working Capital or adjustments by delivering to IREIC and the Agent a written statement from IWEST setting forth in reasonable detail objections thereto (the “Statement of Objections”).  If IWEST does not deliver a Statement of Objections in accordance with this Section 2.7(e) within the Review Period, the Closing Balance Sheet and the Closing Statement (and related computations of Net Working Capital) shall be deemed to have been accepted and shall be final and binding on the parties.  If IWEST delivers a Statement of Objections to IREIC and the Agent within the Review Period, IWEST, IREIC and the Agent shall use good faith efforts to resolve such objections by written agreement, and any objections that are resolved by a written agreement between IWEST, IREIC and the Agent shall be final and binding on the parties hereto and all holders of Converted Shares.

(f)    Resolution of Disputes.  If IWEST, IREIC and the Agent fail to reach a written agreement with respect to all of the matters set forth in any Statement of Objections, then the matters still in dispute shall, not later than thirty (30) days after the delivery of such Statement of Objections (or, if earlier, the date on which either IWEST, on the one hand, or IREIC and the Agent, on the other hand, affirmatively terminates discussions in writing with respect to the Statement of Objections), be submitted for resolution to such accounting firm agreed to by IWEST, IREIC and the Agent (the “Settlement Accountant”) who, acting as an expert and not an arbitrator, shall resolve the matters in dispute and adjust the Closing Balance Sheet and the Closing Statement to reflect such resolution; provided, however, that the Settlement Accountant may not determine an amount of Net Working Capital for any of the Service Providers in excess of that claimed by IREIC or the Agent, as applicable, or less than that claimed by IWEST.  The Settlement Accountant shall make such determination (based solely on the presentations by IWEST, IREIC, and the Agent as to whether any disputed matter has been determined in a manner consistent with GAAP consistently applied) within sixty (60) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon the parties hereto and all holders of Converted Shares.  In the event any dispute is submitted to the Settlement Accountant for resolution as provided herein, the fees, charges and expenses of the Settlement Accountant shall be paid one half by IWEST, on the one hand, and one half by IREIC and the Stockholders, on the other hand.  Each of IWEST, IREIC and the Agent shall execute a reasonably acceptable engagement letter, if requested to do so by the Settlement Accountant.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF IWEST

IWEST hereby represents and warrants to the Service Providers, IREIC and the Agent (on behalf of the Stockholders), as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date), as follows:

SECTION 3.1                          Organization and Qualification.

IWEST is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Each of Acquisition 1, Acquisition 2, Acquisition 3 and Acquisition 4 is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.  Each of IWEST and each Acquisition Entity has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have an IWEST Material Adverse Effect.  Each of IWEST and each Acquisition Entity is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have an IWEST Material Adverse Effect.

SECTION 3.2                          Capitalization.

(a)   The authorized capital stock of IWEST consists of 640,000,000 IWEST Shares and 10,000,000 shares of preferred stock, par value $.001 per share (“IWEST Preferred Stock”).  As of June 1, 2007, 449,194,910 IWEST Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable and free of preemptive rights.  As of the date hereof, no shares of IWEST Preferred Stock were issued and outstanding.  All outstanding Equity Interests of each Acquisition Entity are owned by IWEST and are validly issued, fully paid and non-assessable.

(b)   To the Knowledge of the IWEST Special Committee, except as contemplated by this Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, agreements, arrangements, rights (including preemptive rights) or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement or commitment of any character, obligating IWEST to issue, deliver or sell, or cause to be issued, delivered or sold, additional IWEST Shares or obligating IWEST to grant, extend or enter into any such agreement or commitment.  To the Knowledge of the IWEST Special Committee, there are no voting trusts, proxies or other agreements or understandings to which IWEST is a party or by which IWEST is bound with respect to the voting of any IWEST Shares.  To the Knowledge of the IWEST Special Committee, except as contemplated by this Agreement or as set forth in Schedule 3.2(b), there are no registration rights held by any individual or entity with respect to any securities of the IWEST (whether such securities are currently outstanding or issuable in the future).

SECTION 3.3                          Issuance of Securities.

The IWEST Shares to be issued in connection with the Mergers, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.4                          Authority; No Conflicts; Approvals.

(a)   Each of IWEST and each Acquisition Entity has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and, subject to the approval of IWEST as sole stockholder of each Acquisition Entity of this Agreement and the Mergers and the filing of the applicable Articles of Merger or Certificates of Merger, to consummate the transactions contemplated hereby and thereby (it being understood and agreed that the approval by the stockholders of IWEST of this Agreement and the transactions contemplated hereby is not required by Law but is a condition to completion of the Mergers as set forth in Section 7.2(d)).  The execution and delivery by each of IWEST and each Acquisition Entity of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by IWEST and such Acquisition Entity of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other proceedings on the part of IWEST or such Acquisition Entity are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for obtaining the approval of IWEST as sole stockholder of each Acquisition Entity of this Agreement and the Mergers and the filing of the applicable Articles of Merger or Certificates of Merger.  This Agreement has been, and each Ancillary Agreement to which IWEST or any Acquisition Entity is a party when executed and delivered will be, duly and validly executed and delivered by IWEST and such Acquisition Entity or Acquisition Entities, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of IWEST or such Acquisition Entity or Acquisition Entities, as applicable, enforceable against IWEST or such Acquisition Entity or Acquisition Entities, as applicable, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles, and (iii) to the extent this Agreement or such Ancillary Agreement contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

(b)   The execution and delivery by each of IWEST and each Acquisition Entity of this Agreement and each Ancillary Agreement to which it is a party does not and will not, and the consummation by IWEST and such Acquisition Entity of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of IWEST or any Acquisition Entity under any of the terms, conditions or provisions of, (i) the organizational documents of IWEST or any Acquisition

Entity, (ii) to the Knowledge of the IWEST Special Committee, subject to obtaining the IWEST Required Statutory Approvals and the approval of IWEST as sole stockholder of each Acquisition Entity of this Agreement and the Mergers, any Law applicable to IWEST, any Acquisition Entity or any of their respective properties, or (iii) to the Knowledge of the IWEST Special Committee, and except for the IWEST Required Consents, any material Contract to which IWEST or any Acquisition Entity is a party or by which IWEST, any Acquisition Entity or any of their respective assets or properties is bound, except as to each of (i) (ii) and (iii) to the extent that such breach or default of would not reasonably be expected to have an IWEST Material Adverse Effect.

(c)   To the Knowledge of the IWEST Special Committee, except for (i) the filing by IWEST of a proxy statement relating to the IWEST Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) with the Commission pursuant to the Exchange Act, (ii) any required filings by or on behalf of IWEST to effect the Mergers, (iii) any required filings by or on behalf of IWEST under applicable blue sky Laws (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the “IWEST Required Statutory Approvals”), and (iv) the IWEST Stockholders’ Ratification (it being understood and agreed that the approval by the stockholders of IWEST of this Agreement and the transactions contemplated hereby is not required by Law but is a condition to completion of the Mergers as set forth in Section 7.2(d)) and the approval of IWEST as sole stockholder of each Acquisition Entity of this Agreement and the Mergers, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is required to be made, obtained or given by or on behalf of IWEST or any Acquisition Entity the absence of which would have an IWEST Material Adverse Effect or prevent or materially delay the consummation by IWEST or any Acquisition Entity of the transactions contemplated hereby and thereby or the performance by IWEST or any Acquisition Entity of its obligations under this Agreement and the Ancillary Agreements to which it is party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals set forth on Schedule 3.4(c) hereto (the “IWEST Required Consents”).

SECTION 3.5                          Proxy Statement.

The sections of the Proxy Statement set forth on Schedule 3.5(a) hereto, will not, as of (a) the time it is first mailed to the stockholders of IWEST and (b) the date of the IWEST Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the Special Committee, the remainder of the Proxy Statement (excluding those sections of the Proxy Statement set forth on Schedule 4.24(a) hereto) will not, as of (a) the time it is first mailed to the stockholders of IWEST and (b) the date of the IWEST Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the IWEST Special Committee, the Proxy Statement will, as of (x) the time it is first mailed to stockholders of the IWEST and (y) the date of the IWEST Stockholders’ Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.  The representations and warranties contained in this Section 3.5 will not apply to statements included in or omissions from the Proxy Statement based upon information furnished in writing, or failed to be so furnished, to IWEST or any Acquisition Entity by the Agent, TIGI, the Service Providers, IREIC or any Stockholder specifically for use therein.

SECTION 3.6                          Disclosure; Financial Statements; Absence of Certain Changes.

(a)   To the Knowledge of the IWEST Special Committee, each of IWEST’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “IWEST Form 10-K”) and each other report or document filed after December 31, 2006 and until the Closing by IWEST with the Commission under the Exchange Act other than the Proxy Statement (the IWEST Form 10-K and such other reports or documents, other than the Proxy Statement, the “IWEST SEC Filings”), (i) at the time it was filed with the Commission (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of the Exchange Act and (ii) did not at the time it was filed with the Commission (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)   To the Knowledge of the IWEST Special Committee, the consolidated financial statements (including, in each case, any notes thereto) contained in the IWEST SEC Filings have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each fairly presents, in all material respects, the consolidated financial position of IWEST and its consolidated Subsidiaries as of the respective dates set forth therein and the results of operations and cash flows for the respective periods indicated therein, subject, in the case of unaudited statements, to normal or recurring year-end adjustments.

(c)   To the Knowledge of the IWEST Special Committee, since December 31, 2006 there has not been any IWEST Material Adverse Effect.

SECTION 3.7                          Brokers and Finders.

Except as set forth on Schedule 3.7 hereto, the IWEST Special Committee, on behalf of IWEST, has not retained, paid or become obligated to pay any fee to any broker, finder or other for or on account of the transactions contemplated by this Agreement.

SECTION 3.8                          Litigation.

To the Knowledge of the IWEST Special Committee, there are no Actions pending or threatened against or investigations with respect to IWEST, that, if determined in a manner adverse to IWEST would, individually or in the aggregate, reasonably be expected to result in an IWEST Material Adverse Effect or otherwise reasonably be expected to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.  To the Knowledge of the IWEST Special Committee, IWEST

is not subject to any Judgment, settlement order, agreement or other arrangement which would, individually or in the aggregate, reasonably be expected to result in an IWEST Material Adverse Effect or otherwise reasonably be expected to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IREIC, THE SERVICE PROVIDERS AND THE AGENT

Except as set forth in the Service Provider Disclosure Schedules (as defined in Section 10.2) attached hereto and delivered by the Service Providers, each of IREIC, the Agent (on behalf of the Stockholders) and each Service Provider hereby represents and warrants to IWEST, as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date), as follows:

SECTION 4.1                          Organization and Qualification.

Each of IREIC and each Service Provider is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably, individually or in the aggregate, be expected to have a Service Provider Material Adverse Effect.  Each of IREIC and each Service Provider is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably, individually or in the aggregate, be expected to have a Service Provider Material Adverse Effect.

SECTION 4.2                          Capitalization.

(a)   The authorized capital stock of the Advisor consists of 100,000 Advisor Shares, of which 1,000 shares are issued and outstanding and no shares are held as treasury shares or reserved for any purpose.  The Advisor Shares constitute all of the issued and outstanding Equity Interests of the Advisor.  All of the issued and outstanding Advisor Shares are owned by IREIC and are validly issued, fully paid and non-assessable, free of preemptive rights with respect thereto and have been issued in compliance with all applicable federal and state securities laws.  The authorized capital stock of Inland Southwest consists of 11,000 Inland Southwest Shares, of which 10,070 shares are issued and outstanding and no shares are held as treasury shares or reserved for any purpose.  All of the issued and outstanding Inland Southwest Shares are validly issued, fully paid and non-assessable, free of preemptive rights with respect thereto and have been issued in compliance with all applicable federal and state securities laws.  The authorized capital stock of Inland Northwest consists of 11,000 Inland Northwest Shares, of which 10,075 shares are issued and outstanding and no shares are held as treasury shares or reserved for any purpose.  All of the issued and outstanding Inland Northwest Shares are validly issued, fully paid and non-assessable, free of preemptive rights with respect thereto and have been issued in compliance with all applicable federal and state securities laws.

The authorized capital stock of Inland Western consists of 10,000 Inland Western Shares, of which 9,530 shares are issued and outstanding and no shares are held as treasury shares or reserved for any purpose.  All of the issued and outstanding Inland Western Shares are validly issued, fully paid and non-assessable, free of preemptive rights with respect thereto and have been issued in compliance with all applicable federal and state securities laws.  IREIC has good and marketable title to, and is the record and beneficial owner of all Advisor Shares, free and clear of any Liens.  As of the Closing, each Stockholder will have good and marketable title to and will be the record beneficial owner of its Inland Southwest Shares, Inland Northwest Shares and Inland Western Shares as applicable, free and clear of any Liens.

(b)   Except as provided in this Agreement, no Person has any agreement or option or any right or privilege capable of becoming an agreement, option or right for the acquisition of (i) Advisor Shares or (ii) Inland Southwest Shares, Inland Northwest Shares or Inland Western Shares.  There are no outstanding subscriptions, options, warrants, calls, agreements rights or convertible or exchangeable securities or any other commitments of any character or other instruments giving any Person the right to acquire any shares of capital stock, or other Shares Interests in, any Service Provider or giving any Person any right or privilege (whether preemptive or contractual) capable of becoming an agreement or option to acquire such shares.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which any Service Provider has any liability or obligation.  There are no voting trusts, proxies or other agreements or understandings to which IREIC or any Stockholder is party with respect to the voting of any Equity Interests of any Service Provider.  No Service Provider owns, directly or indirectly, any capital stock or other Equity Interest in any corporation, partnership, business association, joint venture or other entity.  Neither the Advisor nor any of the Manager Parents has any Subsidiaries.  There are no issued or outstanding bonds, indentures, notes or other indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which stockholders of any Service Provider may vote.  There are no other Equity Interests in any Service Provider outstanding or reserved.

SECTION 4.3                          Authority; No Conflicts; Approvals.

(a)   Each of IREIC, the Service Providers and the Agent has the requisite corporate or limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and (subject to obtaining the Manager Stockholders’ Approval, as defined in Section 6.2(b), below, and the Written Consent of IREIC as the sole stockholder of the Advisor, each of which is being delivered concurrent with the execution of this Agreement) to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of IREIC, each Service Provider and the Agent of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by IREIC, such Service Provider and the Agent of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action and no other proceedings on the part of IREIC, such Service Provider, the Agent or any Stockholder is necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and each Ancillary Agreement to which IREIC, any Service Provider or the Agent (on behalf of the Stockholders) is a party when executed and delivered will be, duly and validly executed and delivered by IREIC, such Service Provider or the Agent (on behalf of the Stockholders), as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a valid and binding agreement of IREIC, such Service Provider and the Agent (on behalf of the Stockholders), as applicable, enforceable against IREIC, such Service Provider or the Agent (on behalf of the Stockholders), as applicable, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles, and (iii) to the extent this Agreement or such Ancillary Agreement contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

(b)   The execution and delivery by IREIC, each Service Provider and the Agent (on behalf of the Stockholders) does not and will not, and the consummation by IREIC, each Service Provider and the Agent (on behalf of the Stockholders) of this Agreement and each Ancillary Agreement to which it is a party of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of any Service Provider under any of the terms, conditions or provisions of (i) the organizational documents of IREIC and each Service Provider, (ii) any Law applicable to IREIC, any Service Provider, the Agent or any Stockholder or any of their respective assets or properties, or (iii) except for the Service Provider Required Consents, any Contract to which IREIC, any Service Provider, the Agent or any Stockholder is a party or by which IREIC, any Service Provider, the Agent or any Stockholder or their respective assets or properties may be bound, except as to each of (i), (ii) and (iii) to the extent that such breach or default would not reasonably be expected to have a Service Provider Material Adverse Effect.

(c)   Except for (i) any required filings by or on behalf of the Service Providers to effect the Mergers under the law of the applicable jurisdiction (the “Service Provider Required Statutory Approvals”; and, together with the IWEST Required Statutory Approvals, the “Required Statutory Approvals”), (ii) the notices, authorizations, consents or approvals set forth on Schedule 4.3(c) hereto (the “Service Provider Required Consents”; and, together with the IWEST Required Consents, the “Required Consents”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery by each of IREIC, each Service Provider and the Agent (on behalf of the Stockholders) of this Agreement and the Ancillary Agreements to which it is party or the consummation by IREIC, such Service Provider or the Agent (on behalf of the Stockholders) of the transactions contemplated hereby and thereby.

(d)   Each of IREIC, as the sole stockholder of the Advisor, and the Principal Stockholders, as stockholders of each of the Manager Parents, has the requisite power and authority to execute the Written Consents and no other proceedings on the part of IREIC or such Principal Stockholder is necessary to authorize the execution and delivery of the Written Consents.  The execution and delivery by IREIC and the Principal Stockholders of the Written

Consents does not and will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under (i) the organizational documents of IREIC, (ii) any Law applicable to IREIC or any Principal Stockholder or any of their respective assets or properties, or (iii) any Contract to which IREIC, or any Principal Stockholder is a party or by which IREIC or any Principal Stockholder or their respective assets or properties may be bound.

SECTION 4.4                          Financial Statements; Internal Controls.

(a)   Attached as Schedule 4.4 are (i) audited balance sheets for each Manager at December 31, 2005 and 2006 (provided such entities were in existence as of such date) and audited statements of income, changes in owners’ equity and cash flow for the fiscal years ended December 31, 2005 and 2006 (or such shorter periods as such entities have been in existence) (such financial statements, including the footnotes contained therein, the “Manager Audited Financial Statements”), (ii) unaudited balance sheets for each Manager at June 30, 2007 and unaudited statements of income for the six months ending on June 30, 2007 (the “Manager Unaudited Financial Statements”), (iii) an audited balance sheet for the Advisor at December 31, 2005 and 2006 and audited statements of income, changes in owners’ equity and cash flow for the fiscal years ended December 31, 2005 and 2006 (such financial statements, including the footnotes contained therein, the “Advisor Audited Financial Statements”; and, together with the Manager Audited Financial Statements, the “Audited Financial Statements”), and (iv) an unaudited balance sheet for the Advisor at June 30, 2007 and unaudited statements of income and changes in owners’ equity and cash flow for the six months ended June 30, 2007 (the “Advisor Unaudited Financial Statements”; and together with the Manager Unaudited Financial Statements, the “Unaudited Financial Statements”).  The Audited Financial Statements and Unaudited Financial Statements are collectively referred to herein as the “Service Provider Financial Statements.” The Service Provider Financial Statements of each Service Provider (including, in each case, any notes thereto if required by GAAP) have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of such Service Provider as of the respective dates and the results of operations and cash flows of such Service Provider for the respective periods then ended, as applicable, subject, in the case of unaudited statements, to normal or recurring year-end immaterial adjustments.

(b)   No Service Provider has any significant deficiencies in the design or operation of its internal controls which could adversely affect its ability to record, process, summarize and report financial data with respect to such Service Provider and (ii) no Service Provider has identified any fraud, whether or not material, that involves management or other employees of such Service Provider who have a significant role in such Service Provider’s internal controls.  There have been no significant changes in the internal controls of any Service Provider or in other factors with respect to any Service Provider’s operations that could significantly affect internal controls with respect to such Service Provider subsequent to the date of its most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

SECTION 4.5                          Absence of Certain Changes or Events.

Since December 31, 2006, there has not been any change or any event which would, individually or in the aggregate, reasonably be expected to have a Service Provider Material Adverse Effect.  In addition to the foregoing, since December 31, 2006, except as otherwise permitted by this Agreement, each Service Provider has conducted in all material respects its business in the ordinary course consistent with past practice.  Since December 31, 2006, except as otherwise permitted by this Agreement, no Service Provider has (a) permitted or suffered any Lien on any portion of its properties except for Permitted Liens, (b) experienced material damage, destruction or casualty loss to any part of its properties or assets or (c) taken any action that, if taken without the consent of IWEST during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of this Agreement.

SECTION 4.6                          Taxes.

(a)   Each Service Provider has timely filed (taking into account any extensions) or will timely file with the appropriate taxing or other Governmental Authority all material Tax Returns required to be filed through the Closing Date.  TIGI has timely filed (taking into account any extensions) or will timely file with the appropriate taxing or other Governmental Authority all material TIGI Combined Returns required to be filed through the Closing Date.  Such Tax Returns and TIGI Combined Returns, as applicable, are complete, correct and accurate in all material respects.  No Service Provider has requested any extension of time within which to file any such Tax Returns.  Each Service Provider has delivered to IWEST complete and accurate copies of all of such Service Provider’s federal, state and local Tax Returns for all open Tax Periods.  TIGI has not delivered and will not deliver to IWEST, the TIGI Combined Returns, but has provided the Advisor’s schedules to the TIGI Combined Returns.

(b)   All Taxes for which each Service Provider is or may be liable, in respect of Tax Periods or portions thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve for Tax liability (in conformity with GAAP) has been established therefor on the face of the applicable most recent balance sheet included as part of the Service Provider Financial Statements.  All Taxes that each Service Provider has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been or will be duly paid to the proper taxing or other Governmental Authority.

(c)   No material deficiencies for Taxes of any Service Provider have been claimed, proposed or assessed by any taxing or other Governmental Authority.  There are no pending or, to the Knowledge of the Service Providers, threatened audits, suits, proceedings, Actions, investigations or claims for or relating to any liability in respect of Taxes of any Service Provider, and there are no matters under discussion with any taxing or other Governmental Authority with respect to Taxes of any Service Provider.  As of the date hereof, with respect to any Tax Return for a Tax Period beginning on or after January 1, 2004, neither TIGI, with respect to any TIGI Combined Return, nor any Service Provider has been audited or notified that any taxing or other Governmental Authority intends to audit its Tax Returns or the TIGI Combined Returns, as the case may be, for any other Tax Periods.  No extension of a statute of limitations relating to Taxes is in effect with respect to any Service Provider.  No written claim has ever been made by an authority in a jurisdiction where any Service Provider does not file Tax Returns that the applicable entity is or may be subject to taxation in that jurisdiction.

(d)   The only material elections with respect to Taxes affecting any Service Provider as of the date hereof are federal and state S corporation elections for the Manager Parents and the election by TIGI to file consolidated federal and combined state income tax returns.  None of the Service Providers has made an election, or is required to treat any of its assets as owned by another person except to the extent such Service Provider is disregarded as an entity separate from its owner for federal income Tax purposes.  None of the Service Providers is required to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of state or local Tax law.

(e)   There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Service Provider.  None of the Surviving Entities shall be required to include in a Tax Period ending after the Closing Date taxable income attributable to income that accrued in a prior Tax Period but was not recognized in any prior Tax Period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local Tax law.  Except for the interests of Inland Southwest, Inland Northwest and Inland Western in Holdco, which is treated as a partnership for federal, state, local and foreign Tax purposes, no Service Provider is or has been a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal, state or local Tax purposes.  Each of Inland U.S. Management LLC, Inland Southwest Property Management LLC and Inland Pacific Property Services LLC has, at all times since its inception, been properly disregarded as an entity separate from its owner for federal income Tax purposes.

(f)    Other than the Advisor’s liability under Treasury Regulation 1.1502-6 with respect to any TIGI Combined Return, no Service Provider, or any predecessor, has ever been liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity, including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.  None of the Service Providers has been, nor has any predecessor of the Service Providers been, a member of any affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law) other than the affiliated group or groups of which it is currently a member.

(g)   Each of the Manager Parents has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and has at all times since the date it was organized qualified as an “S corporation” for purposes of Subchapter S of the Code.  With respect to all states which for state Tax purposes allow a corporation to be treated as an “S corporation” or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly made in such states and each of the Manager Parents has complied at all times with all applicable requirements and filing procedures for such treatment.

SECTION 4.7                          No Undisclosed Liabilities.

None of the Service Providers had, at December 31, 2006, and none of the Service Providers has incurred since such date, any liability (including unasserted claims, whether known or unknown) whether absolute, accrued, contingent or otherwise except for (a) any liabilities accrued or reserved against or disclosed in the Service Provider Financial Statements or reflected in the notes thereto, (b) any liabilities that were incurred in the ordinary course of business, (c) any liabilities for fees, expenses and costs relating to the transactions described in this Agreement and the Ancillary Agreements, (d) any liabilities with respect to violations or alleged violations of Environmental Law to the extent such liabilities are also liabilities of IWEST or (e) any liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Service Provider Material Adverse Effect.

SECTION 4.8                          Litigation.

(a)   There are no Actions pending or, to the Knowledge of the Service Providers, threatened against any of the Service Providers or IREIC or any of their respective properties or assets which, if adversely determined, would, individually or in the aggregate, reasonably be expected to adversely affect (i) such party’s ability to consummate the transactions contemplated by this Agreement (including those transactions contemplated by the Ancillary Agreements), perform its obligations under this Agreement or satisfy the conditions precedent applicable to it and contained in this Agreement or (ii) the ownership of its Equity Interests in any Service Provider.

(b)   There are no pending or, to the Knowledge of the Service Providers, threatened investigations or Actions, in each case against any Service Provider or any of its properties or assets (tangible or intangible) that, if determined in a manner adverse to such Service Provider, would, individually or in the aggregate, reasonably be expected to result in a material liability of such Service Provider.  No Service Provider is subject to any Judgment, settlement order, agreement or other arrangement which would, individually or in the aggregate, reasonably be expected to result in a material liability of such Service Provider or otherwise reasonably be expected to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.9                          Compliance with Laws and Permits.

(a)   Each of IREIC and the Agent (on behalf of the Stockholders) is in compliance with all Laws and Permits applicable to it, except for violations which would not reasonably be expected to adversely affect (i) in any material respect such party’s ability to consummate the transactions contemplated by this Agreement, perform its obligations under this Agreement or satisfy the conditions precedent applicable to it and contained in this Agreement or (ii) the ownership of its Equity Interests in any Service Provider.

(b)   No Service Provider is in violation of or has been given written or oral notice of or been charged with any violation of any Law or Permit, except for violations which would not, individually or in the aggregate, reasonably be expected to result in a material liability to such Service Provider.  Each Service Provider possesses all necessary Permits to operate its business, and all such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Service Provider Material Adverse Effect.  No material Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.  No investigation or review by any Governmental Authority is pending, or, to the Knowledge of the Service Providers, threatened, which could result in the revocation or impairment of any material Permit.  Complete and correct copies of all material Permits have heretofore been delivered to IWEST by the Service Providers.

SECTION 4.10                    Insurance.

Schedule 4.10 sets forth a list of all policies of insurance maintained, owned or held by on or behalf of the Service Providers.  Each policy set forth on Schedule 4.10 is in full force and effect, and the Service Providers (or the party or parties obtaining insurance on their behalf) are not delinquent in the payment of any premiums thereon, and no written notice of cancellation or termination has been received with respect to any such policy.  No Service Provider has received written notice within the last 18 months from any insurance company, agent, broker or board of underwriters of any conditions, defects or inadequacies that would adversely affect the insurability of, or cause any increase in the premiums for the policies set forth on Schedule 4.10 that have not been cured or repaired to the satisfaction of the party issuing the notice.  The Service Providers shall keep such insurance or comparable insurance in full force and effect through the Closing Date.

SECTION 4.11                    Employment Matters - Benefit Plans.

(a)   Schedule 4.11(a) lists each employee benefit plan (as defined in Section 3(3) of ERISA) and all plans, programs, policies or arrangements, including, but not limited to, pension, bonus, deferred compensation, incentive compensation, unit purchase, supplemental retirement, severance or termination pay, thrift, savings, option, salary continuation, vacation, supplemental unemployment benefit, profit-sharing, or retirement plan, maintained, or contributed to (or required to be contributed to), by or for the benefit of Service Employees, whether or not such plan is funded, formal or informal, or legally binding or not (collectively, the “Employee Benefit Plans”).  Each Service Provider furnished to IWEST (i) true and complete copies of all Employee Benefit Plans (or in the case of unwritten Employee Benefit Plans, descriptions thereof), including, without limitation, with respect to each Employee Benefit Plan, all amendments to the Employee Benefit Plans, and any trust or other funding arrangement, (ii) Forms 5500 for each Employee Benefit Plan for the two most recent plan years, (iii) the most recently completed actuarial valuation for each Employee Benefit Plan for which an actuarial report is required by ERISA or for financial reporting purposes, and (iv) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by ERISA.

(b)   None of the Employee Benefit Plans is a “pension plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”).

(c)   None of the Service Providers or any ERISA Affiliate has incurred any liability for any penalty or tax under Sections 4971, 4972, 4975, 4976, 4979, or 4980 of the Code or Section 502 of ERISA.

(d)   Each of the Employee Benefit Plans that is a “group health plan” (as defined in Code Section 5000(b)) has at all times been in compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable state laws.  No Employee Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”) provides or promises post-retirement health or life benefits to current employees or retirees of the Service Providers, except to the extent required under any applicable state law or under Section 601 of ERISA.  Each Welfare Plan contains a procedure for amendment and termination of such plan.

(e)   Full payment of all amounts has been made to each Employee Benefit Plan which are required to be made as contributions thereto, under applicable Law or under any Employee Benefit Plan or any agreement relating to an Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof.  Each Service Provider has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements.  Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided to IWEST.

(f)    The execution and delivery of, and performance of the transactions contemplated by, this Agreement and the Ancillary Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan or individual Contract or agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee of any Service Provider.

(g)   Each Employee Benefit Plan has been administered in accordance with its terms and all applicable Law, including ERISA and the Code.  The terms of each Employee Benefit Plan are in material compliance with the requirements of ERISA, the Code and all other applicable Law.  Except as would not, individually or in the aggregate, reasonably be expected to have a Service Provider Material Adverse Effect, no event has occurred and, to the Knowledge of the Service Providers, there exists no condition or set of circumstances in connection with which any Service Provider could be subject to any liability in excess of $25,000 (other than for benefit liabilities contemplated by each Employee Benefit Plan) under the terms of, or with respect to, such Employee Benefit Plans, ERISA, the Code or any other applicable Law.

(h)   No suit, administrative proceeding, Action or other litigation has been brought, or to the Knowledge of the Service Providers is threatened, against or with respect to any such Employee Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(i)    None of the assets of any Service Provider is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the

Code and no Service Provider has any liability, contingent or otherwise with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) maintained by an ERISA Affiliate.

SECTION 4.12                    Employee Arrangements; Labor Matters.

(a)   None of the Service Providers is a party to or bound by any written employment or consulting Contract or agreement, any collective bargaining agreement or other labor agreement (collectively, “Employee Arrangements”).

(b)   With respect to each Service Provider, there are no (i) unfair labor practice charges or complaints pending or, to the Knowledge of the Service Providers, threatened against it before any Governmental Authority or arbitrators, (ii) grievances pending or, to the Knowledge of the Service Providers, threatened against it, (iii) labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Service Providers, threatened against it or (iv) charges pending against it before agencies of any state or locality responsible for the prevention of unlawful employment practices.  To the Knowledge of the Service Providers, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any Service Provider.

(c)   Each Service Provider is and has been in material compliance with all applicable Laws regarding employment and employment practices, including without limitation those Laws relating to terms and conditions of employment, wages and hours, occupational safety, health and workers compensation.

(d)   To the Knowledge of the Service Providers, no employee of any of the Service Providers (as of the date of this Agreement) has given written notice to such Service Provider of any intention to terminate employment with such Service Provider, either as a result of the Mergers or otherwise.

SECTION 4.13                    Intellectual Property.

(a)   Schedule 4.13(a) sets forth a true and complete list of the material Intellectual Property owned or licensed by each Service Provider.  Each Service Provider’s use of any Intellectual Property in its business as now conducted does not infringe, misappropriate, dilute or violate any valid and asserted Intellectual Property rights of any other Person.  The Intellectual Property owned or licensed by the Service Providers (together with the Intellectual Property used pursuant to the Ancillary Agreements, the Intellectual Property owned or licensed by IWEST or available for use by or provided to such Service Providers as of the Closing) is sufficient for the conduct of the business of the Service Providers as currently conducted.

(b)   Each License is in full force and effect and is a legal, valid, binding and enforceable obligation or right of the parties thereto.  No Service Provider, or, to the Knowledge of the Service Providers, any other party to such License, is in breach of or in default under, and no event has occurred which with notice or lapse of time, or both, would become a breach of or a default under such License or permit the termination or modification of any terms under any License.  There is no outstanding or, to the Knowledge of the Service Providers, threatened dispute or disagreement with respect to any License and no License is subject to any Action to revoke same.  The execution, delivery and performance by IREIC, each Service Provider and the Agent (on behalf of the Stockholders) of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third Person to terminate any rights of any Service Provider to own any of its Intellectual Property or any rights of any Service Provider under any Licenses to which it is a party or enjoys rights thereunder, nor require the consent of any Governmental Authority or third Person in respect of any such Intellectual Property.  Correct and complete executed copies of all Licenses have been furnished to IWEST.

(c)   To the Knowledge of the Service Providers, no third party has infringed, misappropriated or violated any rights of any Service Provider in or to any Intellectual Property owned by such Service Provider.  None of the Service Providers has brought or threatened a claim against any third Person, TIGI or any Affiliate thereof (A) alleging infringement, misappropriation, dilution or any other violation of such Service Provider’s Intellectual Property or the Intellectual Property that is the subject of a License, or (B) challenging any third Person’s, TIGI’s or any Affiliate’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property and, to the Knowledge of the Service Providers, there is no reasonable basis for a claim regarding any of the foregoing.

SECTION 4.14                    Brokers and Finders.

None of IREIC, any Service Provider, the Agent (on behalf of the Stockholders) nor any of their respective Affiliates has retained, paid or become obligated to pay any fee to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

SECTION 4.15                    Investment Company Act.

No Service Provider is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

SECTION 4.16                    Related Party Transactions.

(a)   Except for ordinary course trade payables, expense reimbursement obligations and any obligation of the Service Providers to pay dividends or make distributions, there is no outstanding indebtedness between any Service Provider, on the one hand, and TIGI, IREIC, any Stockholder or any officer, director, employee or Affiliate of TIGI, IREIC or any Stockholder, on the other;

(b)   Except in the case of ownership of less than 5% of a company listed or traded on a national securities exchange or quoted on an interdealer quotation system, none of TIGI, IREIC or any Stockholder, nor any officer, director, manager, member or Affiliate of TIGI, IREIC or any Stockholder provides, directly or indirectly, or owns, in whole or in part, any Person that provides, directly or indirectly, to any Service Provider, any assets, services or facilities used by any Service Provider in the conduct of its business (other than from another

Service Provider) except for services of a type and nature provided in the Ancillary Agreements;

(c)   No Service Provider provides or causes to be provided any assets, services or facilities to TIGI, IREIC, any Stockholder or any officer, director, manager, member, employee or Affiliate of TIGI, IREIC or any Stockholder (other than to another Service Provider or IWEST);

(d)   No Service Provider beneficially owns, directly or indirectly, any investment in or issued by TIGI, IREIC or any Affiliate of TIGI or IREIC (other than in another Service Provider); and

(e)   Other than for services of the type and nature provided in the Services Agreements, and except for dividends and distributions paid to the Stockholders (and IREIC in the case of the Advisor), no Service Provider made any payment to TIGI, IREIC, any Stockholder or any officer, director, manager, member, employee or Affiliate of TIGI, IREIC or any Stockholder (other than IWEST and its Subsidiaries) since December 31, 2006 other than compensation to employees of the Service Providers.

SECTION 4.17                    Investment in Securities.

(a)   Not more than thirty-three (33) persons who hold Converted Shares are not “accredited investors” within the meaning of Rule 501 under the Securities Act, as presently in effect.

(b)   IREIC understands, and each of the Stockholders will understand at or prior to the Closing, that (i) no federal or state agency has passed upon the IWEST Shares to be issued in connection with the Mergers or made any finding or determination as to the fairness of the investment therein by holders of Converted Shares or the terms of the offer and the sale thereof pursuant to this Agreement and (ii) each holder of Converted Shares must bear the economic risk of its investment in the IWEST Shares to be issued in connection with the Mergers for an indefinite period of time because such shares will not be registered under the Securities Act or any state securities laws, and, therefore, cannot be sold or transferred unless either they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registrations is available.

(c)   IREIC and each of the Stockholders are acquiring the IWEST Shares to be issued in connection with the Mergers for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act) thereof in violation of applicable securities laws, or with any present intention of selling or distributing any such shares in violation of applicable securities laws.

(d)   IREIC and each of the Stockholders, together with any appointed purchaser representative, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the IWEST Shares to be issued in connection with the Mergers.

(e)   Each holder of Converted Shares will be given the opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, IWEST and its representatives concerning the risks related to an investment in the IWEST Shares.

(f)    Each holder of Converted Shares will be informed that the IWEST Shares have not been registered under the Securities Act, or any applicable state securities laws, and, except as provided in Section 6.11, no holder of Converted Shares may sell, transfer or otherwise dispose of such IWEST Shares for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

SECTION 4.18                    Title to Assets; Sufficiency of Assets; Real Property and Related Matters.

(a)   The Service Providers have good, valid and marketable title to, or a valid and enforceable license or leasehold interest in, (a) all of their properties and assets (tangible and intangible) reflected in the Service Provider Financial Statements, except as indicated in the notes thereto and except for properties and assets disposed of in the ordinary course of business, and (b) all of the properties and assets purchased by a Service Provider since the date of such financial statements, except for properties and assets disposed of in the ordinary course of business, in each case subject to no Lien, other than Permitted Liens.

(b)   No Service Provider is a party to any Contract, lease or similar agreement under which it is a lessee of any personal property.

(c)   Schedule 4.18(c) contains a list of all real property leases to which any Service Provider is a party (the “Leased Real Property”).  No Service Provider owns any real property.  The Leased Real Property, together with any and all easements appurtenant to such real property granted to any Service Provider thereunder, if any, include all of the real property used or held for use in connection with the business of such Service Provider as now conducted.  Each Service Provider holds the leasehold interests in the Leased Real Property listed as held by it free and clear of all Liens other than Permitted Liens.

(d)   None of the Service Providers currently owns, leases or licenses any material tangible assets.  Upon consummation of the Mergers, IWEST will, directly or indirectly, own (or have access through the Services Agreements and the Licenses) to all material tangible and intangible assets, if any, which had been used by the Service Providers to provide services to IWEST since January 1, 2007.

(e)   With respect to the Leased Real Property:

(i)            There are no Contracts granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property.

(ii)           No Service Provider has any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein.

(iii)          To the Knowledge of the Service Providers, there are no pending or contemplated proceedings to modify or amend any building code or zoning or land use Laws or regulations which would reasonably be expected to have a Service Provider Material Adverse Effect with respect to the present use of the Leased Real Property by any Service Provider.

(iv)          To the Knowledge of the Service Providers, there are no pending audits or disputes with respect to the Leased Real Property related to common area management, Taxes or any other fees or charges involving amounts in excess of $25,000.

(v)           To the Knowledge of the Service Providers, the improvements to, or which constitute a portion of, the Leased Real Property are in good condition and repair, ordinary wear and tear excepted.  To the Knowledge of the Service Providers, all building systems located on or which constitute a portion of the Leased Real Property are in good operating condition.

SECTION 4.19                    Corporate Documents.

Each of the Service Providers has furnished to IWEST for its examination: (i) copies of each Service Provider’s certificate or articles of incorporation and bylaws (as applicable) or other organizational documents; and (ii) minute books containing all records of the proceedings, consents, actions, and meetings of the stockholders, the board of directors or managing committees, as applicable, and any committees thereof for each Service Provider.  The books and records of the Service Providers are complete and accurate in all material respects and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

SECTION 4.20                    Contracts.

(a)   Schedule 4.20(a) contains, as of the date of this Agreement, a true and correct list of all written Contracts of the following types to which any Service Provider is a party or by which any of the assets of any Service Provider are bound or affected (collectively, the “Material Contracts”):

(i)            any Contract to which both IWEST and any Service Provider is a party including, but not limited to, the Advisory Agreement and the Management Agreements and any other Contracts, agreements or arrangements between IWEST and any Service Provider (the “IWEST/Service Provider Agreements”); provided, that the Service Providers shall not be required to list in the Service Provider Disclosure Schedule the separate management agreements with respect to particular properties owned by IWEST or its Affiliates, even though such separate management agreements shall constitute Material Contracts;

(ii)           any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money, or any capitalized lease obligations, or any guarantee of third-party obligations, of more than $25,000 individually, or under which a Lien has been imposed on any Service Provider’s assets, tangible or intangible, other than Permitted Liens;

(iii)          joint venture or partnership agreements in which any Service Provider is a member, partner or other participant, any agreements or arrangements including a sharing of profit or loss, or any agreements or arrangements that are treated as partnerships for Tax purposes, other than Holdco;

(iv)          Contracts by their terms expressly prohibiting, restricting or otherwise limiting the ability of any Service Provider or, after the Mergers, IWEST and its Affiliates, to compete with any Person, engage in its business or operate in any geographical area;

(v)           other than this Agreement and other than the Stockholder Agreements, any stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by any Service Provider of assets and properties or any Equity Interest of such Service Provider;

(vi)          any Contract involving aggregate annual payments reasonably expected to be in excess of $25,000 to be made by or to any Service Provider after the date of this Agreement;

(vii)         any Employee Arrangements;

(viii)        any Contract that requires making capital expenditures in excess of $25,000;

(ix)           leases with respect to Leased Real Property;

(x)            Licenses, Software license or telecommunication services agreements (excluding material shrinkwrap, clickwrap and commercially available off-the-shelf Software licenses); provided, that this clause shall cover any material licenses acquired or used by any Service Provider pursuant to a volume purchase agreement, enterprise license agreement, or similar arrangement by which such Service Provider is permitted to acquire rights to use multiple licenses;

(xi)           Contracts, other than the Stockholder Agreements and the Services Agreements, between any Service Provider, on the one hand, and any of IREIC, any Stockholder or any Affiliate thereof, on the other hand; and

(xii)          any material Contract involving the provision of services by any Service Provider to any Person, other than IWEST and its Affiliates.

(b)   Each Service Provider has furnished to IWEST or its representatives true and complete copies of the Material Contracts (or, where applicable, representative forms thereof), as in effect on the date of this Agreement.  There are no oral Contracts to which any Service Provider is a party or by which any of the assets of any Service Provider are bound or affected that would be a “Material Contract” if in written form.

(c)   Each Material Contract and all Contracts that may be entered into by any Service Provider after the date hereof and before the Closing which, but for the date on which such Contract was entered into, would otherwise be a Material Contract (the “New Material Contracts”), is or will be in full force and effect and is or will be a legal, valid, binding and enforceable obligation of the Service Provider party thereto and, to the Knowledge of the Service Providers, each other party thereto, subject in each case to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  No Service Provider or, to the Knowledge of the Service Providers, any other party to such Scheduled Contract or New Material Contract, is in breach of or in default under, and, to the Knowledge of the Services Providers, no event has occurred which with notice or lapse of time, or both, would become a breach of or a default under, such Material Contract or New Material Contract or permit the termination, modification or acceleration of any obligations under any Material Contract or New Material Contract.  No party has repudiated any terms of any Material Contract or New Material Contract, and there are no negotiations of, rights to renegotiate or attempts to renegotiate any amounts paid or payable by or to any Service Provider under any Material Contract or New Material Contract, and no party has made any demand for such renegotiation.  No Material Contract contains, and no New Material Contract will contain, any provision providing that the other party may terminate, or receive any additional or accelerated benefit under, such Material Contract or New Material Contract as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 4.21                    Projections.

The projections prepared by the Service Providers and furnished to IWEST are attached hereto as Schedule 4.21.  The projections attached hereto as Schedule 4.21 have been prepared in good faith.  However, no representation or warranty is made by any Service Provider, IREIC or the Agent (on behalf of the Stockholders) that the results set forth in such projections or the assumptions underlying such projections will in fact be realized.

SECTION 4.22                    Representations and Warranties of IWEST.

To the actual knowledge of the Principal Stockholders after reasonable inquiry of the individuals set forth on Schedule 1.1(d) hereto, the representations and warranties of IWEST contained in (i) Article III of this Agreement (excluding, for the avoidance of doubt, Section 3.5 of this Agreement) and (ii) each Ancillary Agreement (in the form attached hereto as an exhibit on the date hereof), if any, are true and correct (without regard to any knowledge qualifications contained in such representations and warranties) as of the date of this Agreement.

SECTION 4.23                    Change of Control of IWEST.

To the Knowledge of the Service Providers, the Knowledge of IREIC and the Agent, since December 31, 2005, there have been no inquiries or proposals by, or negotiations or discussions of any character with, any third party relating to an actual or potential (i) acquisition of a majority of the voting power of IWEST, (ii) a merger, consolidation or other business combination, in which an unaffiliated third party would acquire voting control of IWEST or (iii) sale of all or substantially all of the assets of IWEST.

SECTION 4.24                    Proxy Statement.

The sections of the Proxy Statement set forth on Schedule 4.24(a) hereto, will not, as of (a) the time it is first mailed to stockholders of the IWEST and (b) the date of the IWEST Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  To the actual knowledge of the Principal Stockholders after reasonable inquiry of the individuals set forth on Schedule 1.1(d) hereto, the remainder of the Proxy Statement (excluding those sections of the Proxy Statement set forth on Schedule 3.5(a) hereto) will not, as of (a) the time it is first mailed to stockholders of the IWEST and (b) the date of the IWEST Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

SECTION 5.1                          Conduct of Business of Each Service Provider.

From the date hereof and prior to the Closing or earlier termination of this Agreement, except as IWEST (with the prior written authorization of the IWEST Special Committee, which authorization will not be unreasonably withheld or delayed) shall otherwise agree in writing or as otherwise specifically permitted by this Agreement, each Service Provider will, and IREIC and the Agent will cause each Service Provider to:

(a)   conduct its businesses conducted in the ordinary course of business, consistent with past practice and substantially as presently operated and, as to the Advisor, consistent with the requirements of the Advisory Agreement, and as to each Manager, consistent with the requirements of the applicable Management Agreement;

(b)   not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares or Equity Interests of, or any options, warrants or rights of any kind to acquire any shares of the capital stock or other Equity Interests of, a Service Provider of any class or any debt or equity securities convertible into or exchangeable for such stock or Equity Interests or amend or modify the terms or conditions of any of the foregoing;

(c)   not (i) incur or become contingently liable for any indebtedness, (ii) take any action which would adversely affect IWEST’s status as a “real estate investment trust”

under the Code, (iii) sell or otherwise dispose of any of its assets, except in the ordinary course of business or (iv) enter into any Contract or violate any existing Contract with respect to any of the foregoing;

(d)   use commercially reasonable efforts to preserve intact its business, organization and goodwill, keep available the services of its employees and preserve the goodwill and business relationships with all lessees, suppliers, distributors, customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

(e)   confer with one or more representatives of IWEST designated by the IWEST Special Committee when requested to report on operational matters and the status of ongoing operations of its business;

(f)    maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering its respective insurable assets and business in amounts and as to risks substantially as in effect as of the date hereof;

(g)   not declare, set aside or pay any non cash dividends or non cash distributions or purchase, redeem or otherwise acquire any shares or Equity Interests, except as may be permitted under the Stockholder Agreements;

(h)   not acquire or agree to acquire by merging or consolidating, or by purchasing a portion of Equity Interests or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

(i)    not (i) acquire or agree to acquire any assets in excess of $25,000 individually or $100,000 in the aggregate, or make or agree to make any capital expenditures except as set forth on Schedule 5.1(i) or (ii) incur, assume or suffer to exist any Lien on any asset other than Permitted Liens;

(j)    not adopt, amend or terminate any Employee Benefit Plan or Employee Arrangement or increase the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to any Service Employee, other than increases for individuals in the ordinary course of business consistent with past practice not to exceed 10% of the sum of (i) the aggregate payroll costs of the Service Providers as of December 31, 2006 and (ii) the aggregate payroll costs of the Service Employees who are not employees of the Service Providers as of December 31, 2006 or increase the compensation or fringe benefits payable by any Service Provider to any former director or employee, in each case, other than as required by law, existing contractual obligations or in order to meet the obligations of Section 6.8(b);

(k)   not (i) adopt a plan of complete or partial liquidation; (ii) adopt any amendment to its Articles or Certificates of Incorporation, bylaws or other organizational documents; (iii) enter into any Contract involving more than $25,000 annually or which is not terminable without penalty on less than six months notice; (iv) make any change in its management structure, including, without limitation, the hiring of additional management employees out of the ordinary course of business; (v) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Contract or other documents; (vi) engage in any conduct the nature of which is different than the business in which it is currently engaged; or (vii) enter into any agreement providing for acceleration of payment or performance or other consequences as a result of a change of control of it;

(l)    not make any change in accounting policies or procedures, except as required by GAAP or a Governmental Authority;

(m)  not (i) make any material elections or change current elections with respect to Taxes of any Service Provider, (ii) prepare or file any Tax Return required to be filed by or with respect to any Service Provider that is inconsistent with past practice or, on any such Tax Return, take any position or adopt any method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (iii) settle any Tax audit or dispute with respect to Taxes of any Service Provider with any taxing or Governmental Authority;

(n)   not acquire any stock, loan or other debt or equity securities of another entity (including an Affiliate of the Service Provider) except for advances to IWEST under the Advisory Agreement or Management Agreements;

(o)   except as permitted under Section 6.16, not accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the business consistent with past practice; and

(p)   not agree or commit to do any of the prohibited actions in the foregoing clauses (a) through (o).

SECTION 5.2                          Conduct of Business of IWEST.

From the date hereof and prior to the Closing or earlier termination of this Agreement, except as IREIC or the Agent, as the case may be, shall agree in writing or as otherwise specifically permitted by this Agreement (which agreement will not be unreasonably withheld or delayed), the Board of Directors of IWEST shall not authorize or cause:

(a)   any action that would adversely affect IWEST’s status as a “real estate investment trust” under the Code; or

(b)   any action to reclassify, combine, split or subdivide any of IWEST’s capital stock or to alter any stockholder rights with respect thereto.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1                          Access to Information; Notice of Certain Events.

Each Service Provider shall provide IWEST and its accountants, counsel, financial advisors and other representatives (including counsel and financial and other advisors to the IWEST Special Committee) reasonable access, during normal business hours throughout the period prior to the Closing or earlier termination of this Agreement, to all properties, personnel, books, assets, operations, offices, Contracts, commitments and records (including, but not limited to Tax Returns other than TIGI Combined Returns and other than any forms K-1 with respect to the Property Managers; provided, that TIGI shall provide all Tax information with respect thereto that is relevant to IWEST in preparing the Advisor’s Tax Returns after the Closing Date (including tax basis schedules), of such Service Provider, and shall furnish promptly to IWEST (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or federal tax laws or filed with the Commission during such period, and (b) such other information concerning their respective businesses, properties, Contracts, personnel and other aspects of such Service Provider as shall be reasonably requested, provided that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein, or rights to indemnification hereunder, or the conditions to the obligations of the respective parties hereto to consummate the transactions contemplated hereby or thereby.  At the Closing, each Service Provider shall retain possession of all files, books, Contracts, commitments and records (including, but not limited to copies of Tax Returns, but excluding any federal forms K-1’s or equivalent state forms from such Tax Returns and the TIGI Combined Returns; provided, that TIGI shall provide all Tax information that will be relevant to IWEST in preparing the Advisor’s Tax Returns after the Closing Date (including tax basis schedules)), of such Service Provider; provided, that following the Closing IREIC and the Agent shall continue to have reasonable access to such files, books, Contracts, commitments and records.

IREIC, each Service Provider and the Agent shall promptly advise IWEST and the IWEST Special Committee in writing of any change or the occurrence of any event after the date of this Agreement that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Service Provider Material Adverse Effect or (ii) has resulted in any of the representations and warranties in Article IV of this Agreement becoming untrue, false or misleading, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, provided that notification shall not be deemed to amend or modify the representations and warranties made herein for any purpose under this Agreement.

IWEST shall promptly advise IREIC and the Agent in writing of any change or the occurrence of any event after the date of this Agreement that, individually or in the aggregate, to the Knowledge of IWEST Special Committee: (i) has had or would reasonably be expected to have a IWEST Material Adverse Effect or (ii) has resulted in any of the representations and warranties in Article III of this Agreement becoming untrue, false or misleading, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, provided that notification shall not be deemed to amend or modify the representations and warranties made herein for any purpose under this Agreement.

In furtherance and not in limitation of the foregoing, IREIC, the Service Providers and the Agent shall promptly deliver to IWEST: (a) notice of all Actions filed against any Service Provider; and (b) all notices or other written communications delivered to, or received from, any party under any Contract or License or any Governmental Authority, that, in any of the foregoing instances, would, or is reasonably likely to: (i) have an adverse effect on any Service Provider’s ability to consummate the transactions contemplated by this Agreement, perform its obligations under this Agreement or satisfy the conditions precedent applicable to it and contained in this Agreement; (ii) have an adverse effect on the ownership of the Equity Interests in any Service Provider; or (iii) have a Service Provider Material Adverse Effect.

SECTION 6.2                          Stockholder Approvals; Stockholder Ratification.

(a)   On the Part of IWEST.  At a meeting of IWEST stockholders called for such purpose and for which notice has properly been given (together with any adjournments or postponements thereof, the “IWEST Stockholders’ Meeting”), IWEST shall, subject to the duties of the Board of Directors and the IWEST Special Committee to IWEST’s stockholders under applicable Law, seek and use its commercially reasonable efforts to obtain the ratification of the IWEST Board of Directors’ decision to enter into this Agreement and the Mergers by the holders of a majority of the votes cast at the IWEST Stockholders’ Meeting (if a quorum is present at such meeting) by IWEST’s stockholders other than TIGI, IREIC, each Principal Stockholder or any of their Affiliates (the “IWEST Stockholders’ Ratification”).  Each of IWEST and IREIC (through one or more of its Affiliates) will use their respective commercially reasonable efforts to (i) solicit proxies in favor of the IWEST Stockholders’ Ratification and (ii) hold the IWEST Stockholders’ Meeting, in each case as promptly as practicable following clearance by the Commission of the Proxy Statement and, in the case of IWEST, subject to the duties of the Board of Directors and the IWEST Special Committee to IWEST’s stockholders under applicable Law.  IWEST will use its commercially reasonable efforts to ensure that all proxies solicited in connection with the IWEST Stockholders’ Meeting are solicited in compliance in all material respects with all applicable Laws.  Subject to the duties of the Board of Directors of IWEST and the IWEST Special Committee to IWEST’s stockholders under applicable Law, IWEST shall include in the Proxy Statement the recommendation of its Board of Directors and the members of the IWEST Special Committee that the stockholders vote to ratify IWEST’s entry into this Agreement and the contemplated Mergers.  IWEST, as sole stockholder of each Acquisition Entity, shall prepare, execute and deliver a written consent to adopt this Agreement on the date hereof.

(b)   On the Part of the Service Providers.  The approval of the Mergers, by means of the Written Consents, by the holders of the requisite number of issued and outstanding shares of each Manager Parent, pursuant to such Manager Parent’s Certificate of Incorporation and bylaws (the “Manager Stockholders’ Approval”) has been delivered concurrent with the execution of this Agreement to each of the Managers as of the date hereof.  IREIC, as sole stockholder of the Advisor, has prepared, executed and delivered a Written Consent to adopt this Agreement as of the date hereof.  All documents that the Service Providers are responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form and substance with the applicable requirements of the Exchange Act and other applicable Law.

SECTION 6.3                          Expenses.

Whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.  For the avoidance of doubt, (i) the reasonable costs and expenses of the IWEST Special Committee, including reasonable fees and expenses of its counsel and financial advisors, and all fees and expenses in connection with filing, printing and distributing the Proxy Statement and proxy solicitations, shall be paid by IWEST and (ii) the reasonable costs and expenses of the Service Providers, including the expenses of their counsel and financial advisors, shall be paid by the Service Providers and included in the calculation of Net Working Capital.

Notwithstanding the foregoing, in the event that the Board of Directors of IWEST (i) publicly announces a change of its recommendation and recommends against the IWEST Stockholder Ratification and (ii) the IWEST Stockholder Ratification is not obtained at the IWEST Stockholders Meeting, then IWEST shall pay to the Service Providers an amount equal to the actual, documented, out-of-pocket expenses incurred by the Service Providers to third parties in connection with the negotiation of this Agreement, up to a maximum of $1,200,000.

SECTION 6.4                          Proxy Statement.

(a)   As promptly as practicable after the execution of this Agreement, IWEST shall prepare and file with the Commission the Proxy Statement.  IWEST shall prepare and file with the Commission any filings other than the Proxy Statement (the “Other Filings”) required to be made by IWEST prior to the Closing, as and when required or requested by the Commission.  IWEST and the Service Providers will use their commercially reasonable efforts to respond as promptly as practicable to any comments made by the Commission with respect to the Proxy Statement and any Other Filings.  Each Service Provider, IREIC or the Agent shall furnish to IWEST all information required by the Exchange Act and other applicable Law or as IWEST may reasonably request in connection with the preparation of the Proxy Statement and any Other Filings required to be made by IWEST.  All information furnished by the Service Providers, IREIC or the Agent to IWEST for use in the Proxy Statement and any Other Filings will be true and correct in all material respects.

(b)   If at any time prior to the Closing, any event or circumstance relating to any Service Provider, or its respective officers or directors, the disclosure of which is required so that the Proxy Statement is not misleading, should be discovered by IREIC, the Agent or any Service Provider, which is not disclosed in the Proxy Statement or any Other Filing, IREIC, such Service Provider or the Agent, as the case may be, shall promptly inform IWEST, together with specific details of such event or circumstance.  All documents that the Service Providers are responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form and substance with the applicable requirements of the Exchange Act and other applicable Law.

SECTION 6.5                          Agreement to Cooperate.

Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use its respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the Mergers as soon as practicable following the date of this Agreement, including using commercially reasonable efforts to identify and obtain necessary or appropriate waivers, consents and approvals and to effect all necessary registrations, filings and submissions (including the Required Statutory Approvals, Required Consents, Proxy Statement and Other Filings).  Without limiting the foregoing, prior to the Closing, IREIC, the Agent and the Service Providers agree not to, and to cause their respective officers, directors, managers, members, employees, representatives, counsel and advisors not to, solicit, discuss or negotiate with any Person (other than IWEST) a sale or transfer of the assets, business or Equity Interests of any of the Service Providers.

SECTION 6.6                          Public Statements.

The parties hereto shall consult with each other prior to issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or public statement prior to review and approval by IWEST, IREIC and the Agent, except that prior review and approval shall not be required if, in the reasonable judgment of counsel to the party seeking to issue such press release or make such public statement, prior review and approval would prevent the timely dissemination of such release or statement in violation of applicable Law, except that in such case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing such release or making such public statement.  Required approvals under this Section 6.6 shall not be unreasonably withheld or delayed.

SECTION 6.7                          Confidentiality.

(a)   As used herein, “Confidential Material” means, with respect to the parties hereto, information, whether oral, written or otherwise, furnished by a party hereto (the “Providing Party”) or any of the Providing Party’s directors, officers, partners, Affiliates, employees, agents, attorneys, advisors, accountants, consultants or representatives (collectively, “Representatives”) to another party hereto (the “Receiving Party”) or any of the Receiving Party’s Representatives, and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or any of its Representatives (in whatever form maintained whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information.  The term “Confidential Material” does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, any of its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement; (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the actual knowledge of the Receiving Party, prohibited from transmitting information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation; or (iii) is contained in the IWEST SEC Filings.

(b)   Subject to paragraph (c) below or except as required by applicable Laws, for the period ending one (1) year after the Closing Date, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement or any Ancillary Agreement and the transactions contemplated hereby or evaluating, negotiating or advising with respect to these matters.  Moreover, the Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that the Representatives need to know the Confidential Material for purposes of the transactions contemplated hereby and are informed by the Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 6.7. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.  Notwithstanding the foregoing, from and after the Closing Date, IWEST shall only be subject to this Section 6.7 with respect to Confidential Material of or pertaining to TIGI, the Stockholders, IREIC and their respective Affiliates, but excluding the Service Providers from the definition of Affiliate for these purposes.

(c)   In the event that the Receiving Party, any of its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Material is requested or required by law, rule, regulation, statute or legal or judicial process, by court order, administrative order or by any government or agency or department thereof (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any Governmental Authority or otherwise in connection with any legal process) to disclose any Confidential Material, the Receiving Party agrees, provided such is legally permissible: (i) to promptly notify the Providing Party of the existence, terms and circumstances surrounding a request; (ii) to consult with the Providing Party on the advisability of taking available legal steps to resist or narrow the request; and (iii) if disclosure of the information is required, to furnish only that portion of the Confidential Material which, in the reasonable opinion of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Material; provided that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with cooperating with the request.

(d)   In the event of the termination of this Agreement, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prohibited by applicable Law, deliver to the Providing Party, or destroy, all tangible Confidential Material as directed by the Providing Party without retaining any copies, extracts or other reproductions thereof in whole or in part. Any destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party. Notwithstanding the foregoing, the Receiving Party and one Representative designated by the Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material, which shall remain subject to the terms of this Section 6.7, except that: (i) the one-year limitation in Section 6.7(b) will not apply; and (ii) the Confidential Material may be used only in connection with litigation arising from the transactions contemplated by this Agreement or any Ancillary Agreement.

SECTION 6.8                          Employee Matters.

(a)   The Service Providers have provided to IWEST a true and correct list as of the date hereof setting forth those individuals who are (i) currently employees of the Service Providers or (ii) employees of IREIC who are intended to become employees of IWEST or a Surviving Entity upon Closing.  Except as set forth on Schedule 6.8(a), all of the individuals on such list are intended to become employees of IWEST or a Surviving Entity upon Closing (the “Service Employees”) and IWEST or a Surviving Entity will offer to employ each such individual commencing as of the Closing Date.  Prior to the Closing, each Service Provider will take appropriate actions with respect to each of its employees that is not a Service Employee to (i) transfer such employee to an entity other than a Service Provider or IWEST or (ii) terminate such employee’s employment.

(b)   Immediately following the Closing, TIGI or one or more of its Affiliates shall make available to Service Employees the opportunity to participate in employee benefit plans or programs substantially similar to those set forth in Schedule 4.11(a).  Such participation will be subject to the terms and conditions set forth in the employee benefit plan or program made available and TIGI (or its Affiliate, as appropriate) reserves the right to modify, amend or terminate any of these plans or programs at any time, with or without notice.

(c)   Notwithstanding anything contained in this Agreement or the Ancillary Agreements, IWEST and its Affiliates shall be solely responsible for any and all wages, commissions, salaries, bonus, compensation, retention payments, taxes, retirement plan contributions, deferred compensation, awards, vacation pay, paid time off, sick pay, holiday pay, severance pay, disability benefits, tuition reimbursement and benefit plan or program contributions, premium payments and related expenses approved, incurred, earned or accrued by any Service Employee and their eligible dependents and beneficiaries and all other like obligations and payments (the “Employment Obligations”) to Service Employees in connection with any individual’s employment (or termination or constructive termination of employment) with IWEST or one of its Affiliates after the Closing.  Each of IREIC and the Stockholders, jointly and severally, shall be solely responsible for any and all Employment Obligations to Service Employees (provided that an accrual on the Closing Balance Sheet shall satisfy any such Employment Obligation to the extent such Employment Obligation has been so accrued) in connection with any individual’s employment (or termination or constructive termination of employment) with the Service Providers on or before the Closing.

SECTION 6.9                          Tax Matters.

(a)   Any Tax sharing agreement or similar arrangement, agreement or practice between or among TIGI or IREIC, on the one hand, and any Service Provider, on the other hand, or the Service Providers and any other Person will be terminated prior to the Effective Time and shall have no further effect for any taxable year.

(b)   The following provisions govern the Tax Return and TIGI Combined Return filing responsibility of IREIC and the Agent with respect to Pre-Closing Tax Periods:

(i)            IREIC and the Agent and, as applicable, TIGI shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Service Providers and all TIGI Combined Returns (in each case, taking into account extensions thereto) for all Pre-Closing Tax Periods that are not part of a Straddle Period, and TIGI and the Agent or other appropriate parties will pay or cause to be paid any Taxes with respect thereto as and when due.  The parties agree that they will treat the Advisor as if it ceased to be a member of the affiliated group (within the meaning of Code Section 1504) having TIGI as parent and any comparable or similar group of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(ii)           Except for any TIGI Combined Returns, IREIC and the Agent will allow IWEST a reasonable opportunity to review such Tax Returns other than any individual Schedule K-1s (including any amended return) five (5) business days prior to their being filed to the extent that they relate to any Service Provider and shall consider in good faith making any changes reasonably requested by IWEST.  With respect to TIGI Combined Returns, IREIC will provide Tax information with respect thereto that is relevant to IWEST in preparing the Advisor’s Tax Returns (including, for example, Tax basis information).  Except as required due to a change in law, without the consent of IWEST (as authorized by the IWEST Special Committee), which consent shall not be unreasonably withheld, IREIC and the Agent will take no position on any Tax Return or TIGI Combined Return that relates to any Service Provider that would be inconsistent with prior positions taken by such Service Provider and which could affect a Post-Closing return of a Service Provider.

(c)   IWEST shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Service Providers that relate to Post-Closing Tax Periods and Straddle Periods.  All Tax Returns prepared pursuant to this Section 6.9(c) that relate to Straddle Periods shall be prepared on a basis consistent with past practice unless (i) otherwise required by law or (ii) consented to by IREIC or the Agent, as the case may be.  IWEST shall permit IREIC and the Agent or their advisors, as the case may be, to review each such Tax Return that relates to a Straddle Period prior to filing and shall consider in good faith making any changes reasonably requested by IREIC or the Agent, as the case may be.  IREIC or the Agent, as applicable, shall pay, pursuant to Section 9.5, IWEST the excess of (i) any Taxes payable by or with respect to any Service Provider to the extent attributable to a Pre-Closing Tax Period over (ii) the sum of (A) the amount of such Taxes previously paid by IREIC or the Agent, as applicable plus (B) the amount of such Taxes otherwise paid by the Service Providers on or prior to the Closing Date plus (C) any such Taxes accrued or reserved for on the Service Providers’ closing balance sheets and which are specifically included in the calculation of Net Working Capital (collectively, the “Paid Taxes”).  IREIC or the Agent, as applicable, shall pay, pursuant to Section 9.5, such excess to IWEST within twenty (20) days after written demand thereof is made by IWEST (but in any case not earlier than five (5) days before the date on which the Taxes for the relevant Tax Period are required to be paid to the relevant taxing or other Governmental Authority).  If the amount of any Paid Taxes exceeds the amount of such Taxes actually paid with respect to a Pre-Closing Tax Period, IWEST shall pay to IREIC or the Agent, as applicable, the amount of such excess within twenty (20) days after the Tax Return reporting to the final liability for such Taxes is required to be filed with the relevant Taxing authority.  In the case of a Tax that is contested in accordance with the provisions of Section 6.9(e) payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court.

(d)   For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis over a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, that in the case of any Tax based upon income or receipts, the portion allocable to the Pre-Closing Tax Period shall include operations through the Closing Date (i.e., with respect to operations, based on an interim closing of the books on the Closing Date).

(e)   If a claim shall be made by any Governmental Authority or any third party with respect to Taxes, which, if successful, might result in an indemnity payment to an Indemnified Party pursuant to Section 9.5, the Indemnified Party or the Indemnifying Party, as the case may be, shall promptly and in any event no more than twenty (20) days following receipt of such claim, give written notice to the Indemnifying Party or the Indemnified Party, as the case may be, of such claim (a “Tax Claim”); provided, however, that the failure of the Indemnified Party to give such notices shall only relieve the Indemnifying Party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.  With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, IREIC or Agent shall control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) at its own expense if IREIC or the Agent, as applicable, acknowledge in writing without qualification their indemnification obligations hereunder.  However, if the resolution of any portion of such Tax Claim would increase the Taxes of IWEST or of the Service Providers for a Tax Period after the Closing Date by more than $100,000 in the aggregate, IREIC or the Agent must obtain the consent of IWEST (as authorized by the IWEST Special Committee).  IREIC or the Agent, as applicable, and IWEST shall jointly control all proceedings in connection with any Tax Claim relating to Taxes of the Service Providers for a Straddle Period.  IWEST shall control all proceedings and make all decisions in connection with any Tax Claim relating to a Tax Period beginning after the Closing Date.  Except as otherwise provided, a party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding without prejudice.

(f)    IREIC and the Agent, on the one hand, and IWEST, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and TIGI Combined Returns pursuant to this Section 6.9 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the Service Providers necessary or helpful for the defense against assertions of any taxing or other Governmental Authority as to any Tax Returns and any TIGI Combined Returns.  IWEST and IREIC and the Agent shall, at their own expense, maintain such Tax information or Tax records relating to the Service Providers as are regularly maintained by such party or as may be required by law to be maintained.  Such Tax records or Tax information shall be made available upon written request within ten (10) Business Days of such request.  If the requesting party, in its reasonable judgment, shall determine that it is necessary that any such Tax records or Tax information be made available before ten (10) Business Days from such request, the other party shall use commercially reasonable efforts to make such Tax records or Tax information available (or cause such Tax records or Tax information to be made available) within such shorter period, but in no event upon less than two (2) Business Days’ prior written notice from the requesting party.  The non-requesting party shall, upon request by the requesting party, promptly furnish the requesting party with a copy of such Tax records or Tax information.

(g)   Any income tax refunds that are received by IWEST or the Service Providers, and any amounts credited against Taxes to which IWEST or the Service Providers become entitled, that relate to Pre-Closing Tax Periods shall be for the account of the stockholders of the Service Providers, and IWEST shall pay over to IREIC with respect to the Advisor and the Agent on behalf of any Managers any such refund or the amount of any such credit within fifteen (15) days after receipt of such refund or use of such credit.  Notwithstanding the foregoing, any cash refunds less any associated costs from the carryback of losses of the Service Providers shall be for the account of IWEST to the extent that such losses are attributable to a Tax Period beginning after the Closing Date (or the portion of any Straddle Period that begins after the Closing Date).

(h)   IREIC and the Agent shall deliver to IWEST at closing a certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(i)    Each Service Provider, IREIC and the Agent shall, promptly upon IWEST’s request, make available to IWEST all data and information in the possession of the Service Providers, IREIC or the Agent or any of its assets, which is determined to be necessary or helpful for diligence purposes or to monitor its compliance with real estate investment trust income and asset tests and other requirements relating to the status of the real estate investment trust as a real estate investment trust under the Code.

SECTION 6.10       Intercompany Accounts and Arrangements.

(a)   Other than those receivables and payables reflected on the Closing Balance Sheet, as of the Closing, no intercompany receivables and payables (whether or not then due) shall exist between any Service Provider, on the one hand, and any of TIGI, IREIC, the Stockholders, the Agent or any Affiliates of any of them, but excluding the Service Providers from the definition of Affiliate for these purposes, on the other hand.

(b)   Other than the Service Agreements and any other agreements entered into or amended in connection with the Mergers and the transactions contemplated thereby, all other agreements or arrangements between any Service Provider, on the one hand, and any of TIGI, IREIC, the Stockholders or any Affiliates of any of them, on the other hand, including any oral agreements or course of business practices or understandings, if any, will terminate as of the Closing Date and be of no further force and effect, with no further liabilities on the part of any party thereto, other than any liabilities reflected on the Closing Balance Sheet.

SECTION 6.11                    Restrictive Legends and Stop Transfer Orders.

(a)   Each certificate representing the IWEST Shares delivered pursuant to this Agreement shall bear the following legend, together with any other legends that may be required by state or federal securities law:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM OR UPON DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

(b)   Stop Transfer Instructions.  In order to ensure compliance with the restrictions referred to herein, IWEST may, subject to the terms of the Registration Rights Agreement, issue appropriate “stop-transfer” instructions to its transfer agent with respect to the IWEST Shares delivered pursuant to this Agreement.

(c)   Refusal to Transfer.  IWEST will not be required: (i) to transfer on its books any IWEST Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or applicable Law, or (ii) to treat as owner of such IWEST Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such IWEST Shares have been so transferred.

(d)   Removal of Legend and Transfer Restrictions.  Any legend endorsed on a certificate pursuant to Section 6.11(a) and the stop transfer instructions with respect to such IWEST Shares shall be removed and IWEST shall cause such certificate to be cancelled and shall issue a certificate without such legend to the holder thereof (i) if such IWEST Shares are registered under the Securities Act and if the proposed transfer thereof is consistent with the plan of distribution in the prospectus with respect to such registration or (ii) if such holder provides IWEST with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for IWEST, to the effect that a sale, transfer or assignment of such IWEST Shares is in compliance with the Securities Act.

SECTION 6.12                    Post-Closing Access.

In connection with any financial or tax audit, lawsuit or similar proceeding involving IREIC, any Service Provider, any Stockholder or any of their respective Affiliates or other investigation of IREIC, any Service Provider or any Stockholder, or any of their respective Affiliates for any matter relating to any period prior to the Closing Date, IWEST shall, upon request, permit IREIC and the Agent and their representatives to have reasonable access to the books and records of the respective Surviving Entity.  IWEST shall not dispose of such books and records during the ten (10) year period beginning with the Closing Date or any longer period as mandated by applicable Law without consent of either IREIC, with respect to the Advisor Surviving Corporation, or the Agent, with respect to each respective Manager Surviving Corporation, which consent shall not be unreasonably withheld.  Following the expiration of such ten year period, IWEST may dispose of such books and records at any time upon giving sixty (60) days prior written notice to either IREIC or the Agent; provided, however, that if either IREIC or the Agent informs IWEST in writing during such sixty (60) day period of its desire to maintain such books and records, then IWEST shall transfer such books and records to either IREIC or the Agent, as applicable.

SECTION 6.13                    Non-Solicitation.

(a)   In consideration of the benefits of this Agreement to IREIC and its Affiliates and to the Stockholders and in order to induce IWEST to enter into this Agreement, IREIC and the Agent (on behalf of the Stockholders) hereby covenants and agrees that, from and after the Closing Date and until the second anniversary of the Closing Date, without the prior consent of IWEST, it shall not, and shall cause its Affiliates not to, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, hire or solicit to perform services (as an officer, employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association of any Service Employee with any of IWEST or the Surviving Entities; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards a Service Employee shall not be deemed to constitute solicitation for purposes of this Section 6.13.

(b)   Each of IREIC and its Affiliates and the Agent (on behalf of the Stockholders) specifically acknowledges and agrees that the time and activity restrictions set forth in Section 6.13(a) are reasonable and properly required for the protection of IWEST and the businesses being acquired.

(c)   In consideration of the benefits of this Agreement to IWEST and in order to induce IREIC and the Agent to enter into this Agreement, IWEST hereby covenants and agrees that, from and after the Closing Date and until the second anniversary of the Closing Date, without the prior consent of IREIC, it shall not, and shall cause its Affiliates not to, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, hire or solicit to perform services (as an officer, employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association of any employee of (i) IREIC or (ii) any Affiliates of IREIC; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.13.

(d)   IWEST specifically acknowledges and agrees that the time and activity restrictions set forth in Section 6.13(c) are reasonable and properly required for the protection of the TIGI and its Affiliates.

(e)   Each of IREIC, the Agent and their Affiliates and IWEST further agrees that if any of the provisions of this Section 6.13 is found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable Law or unenforceable for any reason whatsoever, then it is the intention of IREIC, the Agent and each of their Affiliates and IWEST that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable Law and permit enforcement.  If any of the provisions of this Section 6.13 shall be deemed by any court of competent jurisdiction (or legally empowered agency) to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Section 6.13.  IWEST and IREIC, the Agent and each of their Affiliates agree that a monetary remedy for breach under this Section 6.13 shall be inadequate, and will be impracticable and extremely difficult to prove, and further agree (i) that a breach of Section 6.13(a) will cause IWEST irreparable harm, and that, in addition to any other rights or remedies available to IWEST, IWEST is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby; and (ii) that a breach of Section 6.13(c) will cause IREIC and its Affiliates irreparable harm, and that, in addition to any other rights or remedies available to IREIC and the Agent, IREIC and the Agent are entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby.

SECTION 6.14                    Delivery of Financial Statements.

(a)   For each fiscal quarter ending on or after June 30, 2007 and on or before the Closing Date, IREIC and the Agent shall cause the Service Providers to deliver to IWEST, within forty-five (45) days after the last day of such fiscal quarter(s) balance sheets for the Service Providers as at the last day of such fiscal quarter(s) and unaudited consolidated statements of income, changes in owners’ equity and cash flows for such quarter(s) and the year-to-date period then ended (each, an “Unaudited Supplemental Financial Statement”).

(b)   If necessary or required to permit IWEST to comply with applicable Law in connection with obtaining the IWEST Stockholders’ Ratification or otherwise, and to the extent not previously provided by the Service Providers pursuant to this Agreement, IREIC and the Agent shall cause each Service Provider to deliver to IWEST, at such Service Provider’s expense, audited and unaudited balance sheets and audited statements of income, changes in owners’ equity, and cash flows for the periods required by applicable Law (the “Required Supplemental Financial Statements”; and, together with the Unaudited Supplemental Financial Statements, the “Supplemental Financial Statements”), together with a report without qualification or exception with respect thereto in the case of audited financial statements.

SECTION 6.15                    Director and Officer Liability.

(a)   From and after the Closing, and subject to IWEST’s right to indemnification pursuant to Article IX, IWEST will indemnify and hold harmless, as and to the extent set forth in the applicable charter, bylaws and indemnity agreements in effect on the date of this Agreement each individual who is now, or who becomes prior to the Closing, a director or officer of any of the Service Providers (the “Director and Officer Indemnified Parties”) against any Damages to which such Director and Officer Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of any of the Service Providers or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Closing; provided, however, that IWEST shall not be obligated to indemnify or hold harmless any such Director and Officer Indemnified Party pursuant hereto in respect of any claim by any Service Provider, IWEST or any of IWEST’s Affiliates.

(b)   The provisions of this Section 6.15 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Director and Officer Indemnified Party and his or her heirs and representatives.

SECTION 6.16                    Estimated Service Payment.

(a)   On the second Business Day immediately preceding the Closing Date, IWEST shall pay or cause to be paid (by wire transfer of immediately available funds) to each Service Provider an amount equal to the total fees, expenses and other amounts payable (but not previously paid) to such Service Provider pursuant to the IWEST/Service Provider Agreements (as estimated in good faith by IWEST) through and including the Closing Date (the “Estimated Service Payment”).

(b)   To the extent that the Advisor receives an Estimated Service Payment more than ten (10) days in advance of the date that such amount would have normally been paid by IWEST in the ordinary course of business in accordance with past practice, IREIC will pay simple interest to IWEST at a rate of five percent (5%) per annum on such Estimated Service Payment for the period during which such Estimated Service Payment has been so paid in advance.  Such interest payment shall be made by IREIC within five (5) business days after the date such payment would have otherwise been paid by IWEST.

ARTICLE VII
CONDITIONS

SECTION 7.1                          Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the Mergers and the other transactions contemplated hereby shall be subject to the fulfillment or waiver, at or prior to the Closing, of the following conditions:

(a)   No order, statute, rule, regulation, injunction or decree shall have been enacted, entered or promulgated by any court of competent jurisdiction or Governmental

Authority that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the Mergers or any of the other transactions contemplated hereby;

(b)   No Action by any Governmental Authority shall have been initiated or threatened to restrain, prohibit or invalidate any of the Mergers;

(c)   All Required Statutory Approvals shall have been obtained or satisfied; and

(d)   IWEST shall have received an opinion of Duane Morris LLP or other nationally recognized tax counsel (in substantially the form attached as Exhibit G hereto) that the Mergers will not adversely affect the status of IWEST as a “real estate investment trust” under the Code.

SECTION 7.2                          Conditions to Obligations of IWEST and the Acquisition Entities.

The obligations of IWEST and the Acquisition Entities to effect the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction or waiver by IWEST (as authorized in writing by the IWEST Special Committee in its sole and absolute discretion), at or prior to the Closing, of the following additional conditions:

(a)   The representations and warranties of IREIC, each Service Provider and the Agent contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Service Provider Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

(b)   Each of IREIC, each Service Provider and the Agent shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement at or prior to Closing;

(c)   IWEST shall have received from each of IREIC, each Service Provider and the Agent a certificate signed by such Person or an officer of such Person in his capacity as such, dated the Closing Date, certifying as to such Person, that the conditions set forth in paragraphs (a) and (b) of this Section 7.2 have been satisfied;

(d)   IWEST shall have obtained the IWEST Stockholders’ Ratification;

(e)   The opinion of William Blair & Company received as of the date of this Agreement by the IWEST Special Committee and by the Board of Directors of the Company (that the consideration to be paid by IWEST for the Service Providers pursuant to this Agreement is fair, from a financial point of view) shall not have been withdrawn or revoked;

(f)    Since the date of this Agreement, there has not been any change or any event which would, individually or in the aggregate, reasonably be expected to have a Service Provider Material Adverse Effect;

(g)   IREIC shall have executed and delivered the Sublease Agreement, substantially in the form attached as Exhibit B hereto (the “Sublease Agreement”);

(h)   One or more Affiliates of TIGI shall have executed and delivered the Transition Property Due Diligence Services Agreement, the Amendment to Office and Facilities Management Services Agreement, the Amendment to Insurance and Risk Management Services Agreement, the Amendment to Computer Services Agreement, the Amendment to Personnel Services Agreement, the Amendment to Property Tax Services Agreement, the Amendment to Communications Services Agreement, the Amendment to the Loan Services Agreement, the Second Amendment to the Mortgage Brokerage Services Agreement, the Institutional Investor Relationships Services Agreement, and the the Legal Services Agreement each substantially in the forms attached as Exhibits C-1 through C-11 hereto, respectively;

(i)    Each of IREIC, the Agent and the Escrow Agent shall have executed and delivered a counterpart signature page to the Escrow Agreement, substantially in the form attached as Exhibit D hereto (the “Escrow Agreement”);

(j)    TIGI shall have executed and delivered to IWEST the signature page to a letter agreement, substantially in the form attached as Exhibit I hereto (the “TIGI Letter Agreement”) concurrent with the execution of this Agreement and the TIGI Letter Agreement shall remain in full force and effect;

(k)   IWEST shall have received certificates issued by the secretaries of state of the respective states of incorporation or formation, as applicable, of IREIC and each Service Provider, certifying the good standing of such Persons in such states as of a date within five (5) days of the Closing Date;

(l)    IWEST shall have received certificates executed by the respective secretaries or by assistant secretaries of IREIC and the Manager Parents certifying as of the Closing Date (i) all board and stockholder resolutions, as applicable, fully and properly executed, evidencing such Person’s authorization to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and (ii) a true and complete copy of the organizational documents of the applicable Service Provider;

(m)  All Required Consents set forth on Schedule 4.3(c) shall have been obtained;

(n)   Each of IREIC and the Agent shall deliver to IWEST a certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

(o)   IWEST shall have received an opinion of Jenner & Block LLP regarding the Service Providers substantially in the form attached as Exhibit E hereto;

(p)   Each of IREIC and the Agent (on behalf of the Stockholders) shall have executed and delivered to IWEST a counterpart signature page to the Registration Rights Agreement, substantially in the form attached as Exhibit F hereto (the “Registration Rights Agreement”);

(q)   TIREG shall have executed and delivered the Amendment to the License Agreement, substantially in the form attached as Exhibit J-1 hereto (the “Amendment to License Agreement”) and the Manager License Agreements, substantially in the forms attached as Exhibits J-2 through J-4 hereto (the “Manager License Agreements” and with the Amendment to License Agreement, collectively the “License Agreements”); and

(r)    The irrevocable Written Consents executed by each of IREIC and the Principal Stockholders concurrent with the execution of this Agreement shall remain in full force and effect.

SECTION 7.3                          Conditions to Obligations of the Service Providers.

The obligations of the Service Providers to effect the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction or waiver by IREIC or the Agent, as applicable (in their sole and absolute discretion), at or prior to the Closing of the following additional conditions:

(a)   The representations and warranties of IWEST contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or IWEST Material Adverse Effect, which representations and warranties so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date), provided that this condition shall not be deemed to be unsatisfied if such representation or warranty under this Agreement becomes incorrect as a result in whole or in part, (i) of any act (other than any act taken at the written direction of the Board of Directors of IWEST or mandated by this Agreement) or omission by IREIC, the Agent or any Service Provider or (ii) of any statements or omissions in the representations and warranties of IWEST which, to the Knowledge of the Service Providers as of the date of this Agreement, was untrue;

(b)   IWEST shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed by it at or prior to the Closing, provided that this condition shall not be deemed to be unsatisfied if such failure to perform or comply with any covenant or agreement under this Agreement is caused, in whole or in part, by (i) any action or omission by IREIC, the Agent or any Service Provider or (ii) by any action or inaction by any member of management of IWEST (unless such action by management was at the written direction of the IWEST Special Committee);

(c)   The Service Providers shall have received from IWEST a certificate, signed by an officer of IWEST certifying that the conditions set forth in paragraphs (a) and (b) of this Section 7.3 have been satisfied;

(d)   The Service Providers shall have received certificates issued by the secretaries of state of the respective states of incorporation of IWEST and the Acquisition Entities, certifying the good standing of such Persons in such states as of a date within five (5) days of the Closing Date;

(e)   The Service Providers shall have received certificates executed by the respective secretaries or by assistant secretaries of IWEST and the Acquisition Entities certifying as of the Closing Date: (a) all board and stockholder resolutions, as applicable, fully and properly executed, evidencing each Person’s authorization to execute, deliver and perform this Agreement and (b) a true and complete copy of the organizational documents of each Person;

(f)    Each of IWEST and the Escrow Agent shall have executed and delivered to IREIC and the Agent a counterpart signature page to the Escrow Agreement;

(g)   IWEST shall have executed and delivered to IREIC and the Agent a counterpart signature page to the Registration Rights Agreement; and

(h)   IWEST and the Acquisition Entities, as applicable, shall have executed and delivered each Ancillary Agreement to which it is a party.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1                          Termination.

This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned, at any time prior to the Closing, by action taken by the IWEST Special Committee (in the case of IWEST and the Acquisition Entities) or by IREIC and the Agent (in the case of the Service Providers), before or after IWEST Stockholders’ Ratification:

(a)   By mutual consent of (i) IREIC and the Agent (acting jointly) and (ii) IWEST;

(b)   By either (i) IREIC and the Agent (acting jointly) or (ii) IWEST if:

(i)            the Mergers have not been consummated on or before January 31, 2008 or such later date as may be mutually agreed in writing to by (i) IREIC and the Agent (acting jointly) and (ii) IWEST (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii)           there shall be any Law that makes consummation of the Mergers illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the parties hereto from consummating the Mergers shall have been entered and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party who fails to use commercially reasonable efforts to resist, resolve or lift, as applicable, such Law, judgment, injunction, order or decree;

(c)   Unilaterally by IWEST, if there has been a breach of any representation, warranty, covenant or other agreement made by IREIC, the Service Providers or the Agent or any such representation, warranty, covenant or other agreement contained herein shall have become untrue after the date of this Agreement and such breach or inaccuracy is not curable, or if curable, is not cured within twenty (20) days after written notice thereof is given by IWEST; provided, however, that if the breach is generally capable of being cured, but cannot reasonably be cured within twenty (20) days of notice, IWEST’s right to terminate will be delayed as long as reasonably necessary to effect the cure, but not longer than the Outside Date, so long as the breaching party diligently pursues a cure to the breach; and

(d)   Unilaterally by IREIC and the Agent, acting jointly, if there has been a breach of any representation, warranty, covenant or other agreement made by IWEST or any of the Acquisition Entities or any such representation, warranty, covenant or other agreement contained herein shall have become untrue after the date of this Agreement and such breach or inaccuracy is not curable, or if curable, is not cured within twenty (20) days after written notice thereof is given by IREIC and the Agent; provided, however, that if the breach is generally capable of being cured, but cannot reasonably be cured within twenty (20) days of notice, IREIC’s and the Agent’s joint right to terminate will be delayed as long as reasonably necessary to effect the cure, but not longer than the Outside Date, so long as the breaching party diligently pursues a cure to the breach; and provided, further, there shall be no right to terminate if such breach or inaccuracy was the result in whole or in part, (i) of any act (other than any act taken at the written direction of the Board of Directors of IWEST or mandated by this Agreement) or omission by TIGI, IREIC, the Agent or any Service Provider or (ii) of any statements or omissions in the representations and warranties of IWEST which, to the Knowledge of the Service Providers as of the date of this Agreement, was untrue.

SECTION 8.2                          Effect of Termination.

No termination of this Agreement pursuant to Section 8.1 shall be effective until written notice thereof is given to the non-terminating party hereto specifying the provision hereof pursuant to which such termination is made.  If validly terminated pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any party hereto or their respective officers, directors, stockholders or representatives (except as set forth in this Section 8.2 and Sections 6.3 (Expenses), Section 6.6 (Public Statements), Section 6.7 (Confidentiality) and Article IX (Survival and Remedy; Indemnification)); provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement from liability for any willful breach of this Agreement (it being understood and agreed that in determining whether IWEST has willfully breached this Agreement only such actions or inactions taken pursuant to instruction of the IWEST Special Committee shall be considered).

SECTION 8.3                          Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of IWEST (as authorized by the IWEST Special Committee) and each of IREIC and the Agent and in compliance with applicable Law; provided, however, this Agreement may not be amended in any material respect following the IWEST Stockholders’ Ratification.

SECTION 8.4                          Waiver.

(a)   At any time prior to the Closing, IWEST (as authorized by the IWEST Special Committee in its sole and absolute discretion) may (i) extend the time for the performance of any of the obligations or other acts of IREIC, the Agent or the Service Providers hereunder, (ii) waive any inaccuracies in the representations and warranties of such Persons contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by such Persons.  Any agreement on the part of IWEST to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of IWEST.

(b)   At any time prior to the Closing, IREIC and the Agent acting jointly may (i) extend the time for the performance of any of the obligations or other acts of IWEST and the Acquisition Entities hereunder, (ii) waive any inaccuracies in the representations and warranties of such Persons contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by such Persons.  Any agreement on the part of IREIC or the Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of IREIC and the Agent.

ARTICLE IX
SURVIVAL AND REMEDY; INDEMNIFICATION

SECTION 9.1                          Survival.

(a)   The covenants and agreements to be performed prior to or at the Closing contained in this Agreement shall expire at the Closing. The covenants and agreements to be performed after the Closing (including, without limitation, this Article IX) shall not expire until all obligations have been fully discharged with respect thereto.

(b)   The representations and warranties of IWEST contained in this Agreement shall survive until the earlier of (i) thirty (30) days after the receipt by IWEST (and written notice thereof to IREIC and the Agent) of the audit opinion of IWEST’s independent registered public accounting firm covering the financial statements of IWEST for the year ending December 31, 2008 or (ii) the second anniversary of the Closing Date; provided, that the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization) and Section 3.4(a) (Authority) shall survive in perpetuity.

(c)   The representations and warranties of IREIC, the Agent (on behalf of the Stockholders) and the Service Providers contained in this Agreement shall survive until the earlier of (i) thirty (30) days after the receipt by IWEST of the audit opinion of IWEST’s independent registered public accounting firm covering the financial statements of IWEST for the year ending December 31, 2008 or (ii) the second anniversary of the Closing Date; provided, that (i) the representations and warranties contained in Section 4.6 (Taxes), Section 4.11 (Employment Matters - Benefit Plans), Section 4.12 (Employee Arrangements; Labor Matters), Section 4.8 (Litigation), Section 4.9 (Compliance with Laws and Permits) (but only to the extent such representations relate to Environmental Claims, Environmental Laws and Environmental Permits) and Section 4.17 (Investment in Securities) shall survive until the expiration of the applicable statute of limitations (with extensions), and (ii) the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3(a) (Authority) and Section 4.18(a) (Title to Assets) shall survive in perpetuity.

(d)   If written notice of a claim has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

SECTION 9.2                          Indemnification.

(a)   By IREIC, the Agent and the Stockholders. Except for any items related to Taxes, which shall be governed by Section 9.5, from and after Closing and subject to the limitations set forth in this Article IX, IREIC, the Agent and the Stockholders shall jointly and severally indemnify, save and hold harmless IWEST and the Acquisition Entities and (without duplication) their Affiliates, successors (including the Surviving Entities) and assigns and each of the respective officers, directors, employees and agents of the foregoing (collectively, the “IWEST Indemnified Parties”) from and against any and all Damages which arise out of, result from or are incident to (and without regard to any materiality qualifications contained therein, including, without limitation, a Service Provider Material Adverse Effect):

(i)            the breach or inaccuracy of any representation or warranty made by IREIC, the Service Providers, the Agent or the Stockholders in or pursuant to this Agreement (including in or pursuant to any certificate);

(ii)           the breach of any covenant or agreement contained in or made pursuant to this Agreement by IREIC, the Service Providers, the Agent or the Stockholders (including the Principal Stockholders);

(iii)          any claims arising out of or relating to (x) the Mergers or the other transactions contemplated hereby with respect to or in connection with the allocation or distribution of the IWEST Shares among IREIC and the Stockholders pursuant to the Mergers, (y) the purchase, directly or indirectly, prior to the Closing, by a Stockholder or any other Person of any equity interest in any Manager Parent from another stockholder or (z) any untrue statement or omission, or alleged untrue statement or omission, of any fact in connection with the solicitation of votes or consents from the holders of equity of the Service Providers (except for the items provided in writing by IWEST set forth on Schedule 3.5(a)); and

(iv)          any fraud, intentional misrepresentation or criminal acts committed by IREIC, the Service Providers, the Agent or the Stockholders (including the Principal Stockholders) on or prior to the Closing.

(b)   By IWEST.  From and after Closing, and subject to the limitations set forth in this Article IX, IWEST shall indemnify, save and hold harmless, IREIC and the Stockholders and (without duplication) their Affiliates, successors and assigns and each of the respective officers, directors, employees and agents of the foregoing (collectively, the “Stockholder Indemnified Parties”) against any and all Damages which arise out of, result from or are incident to (and without regard to any materiality qualifications contained therein, including, without limitation, an IWEST Material Adverse Effect):

(i)            the breach or inaccuracy of any representation or warranty by the IWEST in or pursuant to this Agreement (including in or pursuant to any certificate);

(ii)           the breach of any covenant or agreement contained in or made pursuant to this Agreement by (x) IWEST (acting at the direction of its Board of Directors) on or prior to the Effective Time, (y) IWEST after the Effective Time or (z) the Surviving Entities; and

(iii)          any fraud, intentional misrepresentation or criminal acts committed by the Board of Directors of IWEST or the Surviving Entities.

(c)   Procedures.

(i)            Except as otherwise provided in this Agreement, any Party seeking any indemnification under this Section 9.2 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice (and also to the Agent in the case of claims by an IWEST Indemnified Party) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as reasonably practicable after the party potentially entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2.  With respect to any claims for indemnification under this Section 9.2 by a Stockholder Indemnified Party, IREIC or the Agent as applicable shall have sole and exclusive authority to act for and in the name of the Indemnified Party. With respect to any claims for indemnification under this Section 9.2 by an IWEST Indemnified Party, IWEST shall have sole and exclusive authority to act for and in the name of the Indemnified Party.

(ii)           The liability of an Indemnifying Party under this Section 9.2 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 9.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions.  If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within twenty (20) days after the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially and irreparably prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it acknowledges, without qualification, its indemnification obligations hereunder and gives notice of its intention to do so to the Indemnified Party within thirty (30) days after the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any local counsel).  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against the claim or litigation in any manner as it deems appropriate at the expense of the Indemnifying Party and may settle the claim or litigation on any reasonable terms as it deems appropriate at the expense of the Indemnifying Party; provided, however, that in settling any action in respect of which indemnification is payable under this Article IX, it shall act reasonably and in good faith and shall not settle any action with an Affiliate or related party without providing fifteen (15) days advance written notice of the Third Party Claim to the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake the defense against any Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(iii)          The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim, (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, subject to the limits set forth in Section 9.3; or (c) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party or that gives rise to criminal liability with respect to the Indemnified Party.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party.

SECTION 9.3                          Limitations.

Except as otherwise provided herein:

(a)   No amount of Damages shall be payable pursuant to Section 9.2(a) until, and then only to the extent that, the aggregate amount of Damages that are indemnifiable under Section 9.2(a) exceeds $2,000,000 (the “Service Provider Deductible”); provided, however, that the Service Provider Deductible shall not apply to Damages arising out of, resulting from or incident to breaches of the representations, warranties or covenants set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3(a) (Authority) and Section 4.14 (Brokers and Finders), Section 9.2(a)(ii), Section 9.2(a)(iii), and Section 9.2(a)(iv).  For the avoidance of doubt, it is acknowledged and agreed that the Service Provider Deductible shall be calculated in the aggregate with respect to all claims for indemnification pursuant to Section 9.2(a)(i).

(b)   No amount of Damages shall be payable pursuant to Section 9.2(b) until, and then only to the extent that, the aggregate amount of Damages that are indemnifiable under Section 9.2(b) exceeds $2,000,000 (the “IWEST Deductible”); provided, however, that the IWEST Deductible shall not apply to Damages arising out of, resulting from or incident to breaches of the representations, warranties or covenants set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Issuance of Securities), Section 3.4(a) (Authority), Section 3.7 (Brokers and Finders), Section 9.2(b)(ii) and Section 9.2(b)(iii).  For the avoidance of doubt, it is acknowledged and agreed that the IWEST Deductible shall be calculated in the aggregate with respect to all claims for indemnification pursuant to Section 9.2(b)(i).

(c)   The maximum aggregate amount of Damages for which indemnity may be recovered pursuant to Section 9.2(a) shall be (i) in the case of a breach or inaccuracy of any representation or warranty contained in Section 4.1 (Organization and Qualifications),

Section 4.2 (Capitalization), Section 4.3(a) (Authority), Section 4.17 (Investment in Securities) and Section 4.18(a) (Title to Assets), or in the case of Damages pursuant to Section 9.2(a)(ii), Section 9.2(a)(iii) and Section 9.2(a)(iv), an amount equal to the aggregate value of the IWEST Shares issued in connection with this Agreement, and (ii) in all other cases of a breach or inaccuracy of a representation or warranty contained in Section 9.2(a)(i), an amount equal to fifty-five percent (55%) of the aggregate value of the IWEST Shares issued in connection with this Agreement.  In addition, notwithstanding anything in this Agreement to the contrary, the maximum amount of Damages for which indemnity may be recovered by any IWEST Indemnified Party from any Stockholder (other than the Principal Stockholders) shall be an amount equal to the aggregate value of the IWEST Shares which such Stockholder has received in connection with the transactions contemplated by this Agreement, except in the case of fraud or intentional misrepresentation by such Stockholder in connection with the transactions contemplated hereby.

(d)   The maximum aggregate amount of Damages for which indemnity may be recovered pursuant to Section 9.2(b) shall be (i) in the case of a breach or inaccuracy of any representation or warranty contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), and Section 3.4(a) (Authority), or in the case of Damages pursuant to Section 9.2(b)(ii) or Section 9.2(b)(iii), an amount equal to the aggregate value of the IWEST Shares issued in connection with this Agreement, and (ii) in all other cases of a breach or inaccuracy of a representation or warranty contained in Section 9.2(b)(i), an amount equal to fifty-five percent (55%) of the aggregate value of the IWEST Shares issued in connection with this Agreement.

(e)   To the extent an IWEST Indemnified Party is entitled to indemnification pursuant to Section 9.2(a), such IWEST Indemnified Party shall be required first to seek indemnification from the Escrow Fund, to the extent of the contents of the Escrow Fund available for distribution, and only after the distribution or allocation of the entire contents of the Escrow Fund available for distribution in accordance with the Escrow Agreement shall such IWEST Indemnified Party be entitled to seek indemnification directly from IREIC and the Stockholders.

(f)    To the extent a Service Provider Indemnified Party is entitled to indemnification pursuant to Section 9.2(b), IWEST shall be required to satisfy its indemnification obligations hereunder solely by payment in cash.  IREIC and each of the Stockholders shall be entitled to satisfy their indemnification obligations hereunder by payment in cash, in IWEST Shares or in a combination thereof, in their sole discretion.  For purposes of this Article IX, IWEST Shares shall be deemed to have a fair market value of $10.00 per IWEST Share; provided that if the IWEST Shares are listed on a national securities exchange, each IWEST Share shall be deemed to have a fair market value equal to the average of the closing sale prices of an IWEST Share on such exchange for the twenty (20) trading days prior to delivery thereof to IWEST as payment hereunder.

(g)   If an Indemnified Party recovers Damages from an Indemnifying Party under Section 9.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

(h)   The amount of any Damages owed to any Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually recovered (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such party shall reimburse the Indemnifying Party for such reduction in Damages for which such party was indemnified prior to the realization of such reductions of Damages).

(i)    The amount of Damages for which indemnification is provided under this Article IX shall take account of any after Tax effect realized by the Indemnified Party arising from the payment of such Damages when and as such Tax cost or benefit is actually realized through a reduction or increase in Taxes otherwise due.

SECTION 9.4                          Exclusive Remedy.

Each party hereby acknowledges and agrees that, from and after the Closing and except for claims seeking equitable relief, its sole remedy relating to the Mergers or the other transactions contemplated by this Agreement shall be pursuant to the indemnification provisions of this Article IX.  In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action it may have against the other Parties or their respective Representatives and Affiliates relating to the Mergers or the other transactions contemplated by this Agreement, other than in connection with the performance of the Services Agreements, the Employment Agreements and the Consulting Agreements, and other than claims seeking equitable relief; provided, however, that nothing in this Section 9.4 shall constitute a waiver of any remedy a Party may have with respect to any right, claim, or cause of action arising out of fraud, intentional misrepresentations or omissions or any other matter that cannot be waived as a matter of law.

SECTION 9.5                          Tax Indemnification.

Notwithstanding anything in this Agreement to the contrary:

(a)   To the extent of aggregate value of the IWEST Shares issued in connection with this Agreement, from and after the Closing, IREIC and the Agent shall jointly and severally indemnify, save and hold harmless the IWEST Indemnified Parties from and against any and all Damages that arise out of, result from, or are incident to: (i) Taxes of the Service Providers with respect to all Pre-Closing Tax Periods, (ii) Taxes of any person with whom any of the Service Providers, or their Affiliates or any predecessor or affiliate thereof joins or has ever joined in filing any affiliated, consolidated, combined or unitary Tax Return (or any TIGI Combined Return) for any Pre-Closing Tax Period, (iii) any real property transfer or gains Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement and (iv) the breaches of representations and warranties set forth in Section 4.6 and the covenants set forth in Sections 5.1(c)(ii), 5.1(m), and 6.9, in each case without regard to any materiality qualifications.

(b)   After the Closing Date, IWEST shall indemnify, save and hold harmless the Stockholder Indemnified Parties from and against: (i) all liability for Taxes of any Surviving Corporation for any Post-Closing Tax Period; and (ii) any and all Damages arising out of, resulting from or incident to the breach by IWEST of any covenant contained in Section 6.9, without regard to any materiality qualifications.

(c)   The Indemnified Parties shall not have any right to indemnification pursuant to this Section 9.5 to the extent that the Indemnifying Parties’ liability for Taxes or Damages is less than $100,000 in the aggregate.  For avoidance of doubt, the limitations set forth in Section 9.3 shall not apply to indemnification under this Section 9.5.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.1                    Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to IWEST, to:

Inland Western Retail Real Estate Trust, Inc.
c/o Special Committee of the Board of Directors
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Paul R. Gauvreau

with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Thomas A. Cole
Paul L. Choi
Fax: (312) 853-7036

and:

Duane Morris LLP
227 West Monroe, Suite 3400

Chicago, Illinois 60606
Attention: David J. Kaufman
Fax: (312) 499-6701

If to IREIC, the Service Providers or the Agent:

c/o The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert H. Baum
Fax: (630) 218-8034

with copies (which shall not constitute notice) to:

The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Elliot B. Kamenear
Fax: (630) 218-4900

and:

Jenner & Block LLP
330 North Wabash Avenue
Chicago, Illinois 60611
Attention: Arnold S. Harrison
Donald E. Batterson
Fax: (312) 923-2702

SECTION 10.2                    Interpretation.

(a)   For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “here by”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(b)   The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

(c)   The IWEST disclosure schedule (the “IWEST Disclosure Schedule”) to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections contained in Article III.  The disclosures in any section or subsection of the IWEST Disclosure Schedule shall qualify other sections and subsections in Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(d)   The disclosure schedule of the Service Providers, IREIC and the Agent (the “Service Provider Disclosure Schedule”) to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections contained in Article IV.  The disclosures in any section or subsection of the Service Provider Disclosure Schedule shall qualify other sections and subsections in Article IV only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

SECTION 10.3       Applicable Law.

Except as to corporation law matters concerning the Acquisition 2 Merger, the Acquisition 3 Merger and the Acquisition 4 Merger, which are governed by the Laws of Delaware, this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to its conflict of laws principles.

SECTION 10.4                    Arbitration.

All disputes under this Agreement among the parties to this Agreement and claims pursuant to Article IX of this Agreement which are not resolved within thirty (30) days of an Indemnified Party’s sending of a notice of claim with respect thereto (each an “Arbitrated Claim”), shall be resolved by binding arbitration, and each party hereto hereby waives any right it may otherwise have to such a resolution of any Arbitrated Claim by any means other than arbitration pursuant to this Section 10.4.  As a minimum set of rules in the arbitration, the parties agree as follows:

(a)   The place of the arbitration shall be Chicago, Illinois.  The arbitration must be held in the English language in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof, except as modified by this Agreement.  The arbitration shall be governed by the Illinois Code of Civil Procedure.

(b)   The arbitration will be held before a single arbitrator selected by the (i) IWEST Special Committee and (ii) IREIC and/or the Agent, as applicable.  If the respective parties in interest cannot agree on an arbitrator within fourteen (14) days of the delivery of an Arbitration Demand, JAMS will appoint such arbitrator.  The arbitrator will be knowledgeable regarding commercial transactions similar in nature to the transactions contemplated by this Agreement.

(c)   Any party or parties initiating arbitration (the “Arbitration Claimants”) will give to the other party or parties (the “Arbitration Respondents”) notice of their intention to arbitrate (the “Arbitration Demand”).  The Arbitration Demand will contain a notice regarding the nature of the claim.  The Arbitration Respondents will file an answering statement (the “Arbitration Answer”) within fourteen (14) days after the Arbitration Demand.  The Arbitration Answer will contain a statement setting forth in reasonable detail the Arbitration Respondents’ responses and defenses to the Arbitrated Claim.  If the Arbitration Respondents assert a counterclaim, (i) the Arbitration Respondents shall send it with the Arbitration Answer and such counterclaim must include a statement setting forth in reasonable detail the nature of the counterclaim, the amount involved, if any, and the remedy sought, and (ii) the Arbitration Claimants will file a reply statement (the “Arbitration Reply”) as soon as is reasonably practicable, but in no event later than fourteen (14) days, after the counterclaim.  The Arbitration Reply will contain a statement setting forth in reasonable detail the Arbitration Claimants’ responses and defenses to the counterclaim.  If no Arbitration Answer or Arbitration Reply is given within the stated time, the claim or the counterclaim will be assumed to be denied.  Failure to file an Arbitration Answer or Arbitration Reply will not operate to delay the arbitration.

(d)   Unless the parties to the arbitration agree otherwise, the arbitrator may order depositions only for good cause and each party to the Arbitrated Claim may make such document requests and other discovery (other than depositions) as permitted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof.

(e)   The arbitration hearings will be conducted over a period not to exceed thirty (30) days commencing as of the date of the first hearing.  The arbitrator shall make a final decision on the Arbitrated Claim within thirty (30) days of the final hearing.  The arbitrator may make such orders with regard to scheduling, allocation of hearing time, or otherwise as he or she deems appropriate to achieve compliance with these time limitations.  The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

(f)    The Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, will, as an initial matter, equally bear the costs and fees of the arbitration, if applicable, but the arbitrator shall award such costs in inverse proportion as the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, may prevail on the matters resolved by the arbitrator (based on the variance of their respective proposed Arbitration Demand, Arbitration Answer and/or Arbitration Reply, as applicable, from the determination of the arbitrator), which proportionate allocations shall be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted.

(g)   The arbitrator shall enter a written award specifying the basis for his or her decision, including findings of fact and conclusions of law, the basis for the Damages award and a breakdown of the Damages awarded, and the basis for any other remedy.  Any Party dissatisfied with the award may invoke the JAMS Optional Arbitration Appeal Procedure (based on the rules therefor in effect at the time of this Agreement).  Such JAMS Optional Arbitration Appeal shall be limited to whether there are any erroneous conclusions of law, or any findings of fact not supported by substantial evidence.  The appellate arbitral panel may vacate, modify, correct, or affirm the award in whole or in any part.  The award (as modified, corrected, or affirmed by the appellate arbitral panel, or if no such JAMS appeal is taken, as originally rendered by the arbitrator) will be considered as a final and binding resolution of the disagreement.

(h)   Any arbitration proceeding will be conducted on a confidential basis, and any confidential material disclosed during any such proceeding will be kept confidential by the parties to such proceeding and by the arbitrator.

(i)    The arbitrator’s discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court before which such Arbitrated Claim may have been brought but for this Section 10.4, unless the parties expressly state elsewhere in this Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the law governing this Agreement.

(j)    The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitrator.  The award will include interest from the date of the Arbitrated Claim until the award is fully paid, computed at the then-prevailing U.S. prime rate, plus five percent (5%).  Any additional costs, fees or expenses incurred in enforcing the arbitral award (or successfully resisting it) will be borne by the party against which enforcement is sought if such award is successfully enforced (or borne by the party seeking to enforce such award if the resisting party successfully resists its enforcement).  Any party may enforce an arbitral award in any court of competent jurisdiction.

SECTION 10.5                    Entire Agreement.

This Agreement and the Exhibits referred to herein and the documents delivered pursuant hereto and the Disclosure Schedules, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among the parties hereto.

SECTION 10.6                    Severability.

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

SECTION 10.7                    Further Assurances.

The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 10.8                    Enforcement of this Agreement.

The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including, without limitation, specific performance, with a bond or other form of security not being required and specifically waived by the parties.

SECTION 10.9                    Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10              Successors and Assigns.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Parties hereto.

SECTION 10.11              No Presumption Against Drafter.

Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.12              Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 10.13              Facsimile Signatures.

A facsimile signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile were an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers or agents thereunto duly authorized as of the date first written above.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.		INLAND WESTERN MANAGEMENT CORP.

By:	/s/ Steven P. Grimes	By:	/s/ Thomas P. McGuinness
Its:	Principal Financial Officer	Its:	President

INLAND WESTERN RETAIL REAL ESTATE ADVISORY SERVICES, INC.			IWEST MERGER AGENT, LLC, as Agent for the Stockholders

By:	/s/ Brenda G. Gujral	By:	/s/ Daniel L. Goodwin
Its:	Vice President	Its:	President

INLAND SOUTHWEST MANAGEMENT CORP.		INLAND REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Thomas P. McGuinness	By:	/s/ Roberta S. Matlin
Its:	President	Its:	Senior Vice President

INLAND NORTHWEST MANAGEMENT CORP.

By:	/s/ Thomas P. McGuinness
Its:	President

IWEST ACQUISITION 1, INC.			IWEST ACQUISITION 3, INC.

By:	/s/ Steven P. Grimes	By:	/s/ Steven P. Grimes
Its:	Vice President	Its:	Vice President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IWEST ACQUISITION 2, INC.		IWEST ACQUISITION 4, INC.

By:	/s/ Steven P. Grimes	By:	/s/ Steven P. Grimes
Its:	Vice President	Its:	Vice President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER